    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2000

                                                      REGISTRATION NO. 333-89645
================================================================================


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------------------
                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE

                             SECURITIES ACT OF 1933

                             EBIZ ENTERPRISES, INC.
                 (Name of Small Business Issuer in Its Charter)

                          ----------------------------

               NEVADA                             3571                      84-1075269
 (State or Other Jurisdiction of      (Primary Standard Industrial         (IRS Employer
Incorporation or organization)         Classification Code Number)       Identification No.)


                              15695 NORTH 83RD WAY
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 778-1000
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place of Business)

      JEFFREY I. RASSAS                              WITH COPIES TO:
   CHIEF EXECUTIVE OFFICER                           THOMAS J. MORGAN, ESQ.
    EBIZ ENTERPRISES, INC.                           QUENTIN D. VAUGHAN, ESQ.
     15695 NORTH 83RD WAY                            LEWIS AND ROCA LLP
  SCOTTSDALE, ARIZONA 85260                          40 NORTH CENTRAL AVENUE
  TELEPHONE: (480) 778-1000                          PHOENIX, ARIZONA 85004-4429
  FACSIMILE: (480) 778-1001                          TELEPHONE: (602) 262-5712
                                                     FACSIMILE:  (602) 262-5747


            (Name, Address and Telephone Number of Agent For Service)

Approximate Date of Proposed Sale to the Public: As soon as practicable, from time to time, after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

       -------------------------------------------------------------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       -------------------------------------------------------------------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       -------------------------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                        Proposed Maximum     Proposed Maximum       Amount of
        Title of Each Class of Security to be           Amount to be     Offering Price          Aggregate         Registration
                      Registered                         Registered     Per Share(1) (2)    Offering Price (1)(2)       Fee
================================================================================================================================
Common Stock, $.001 par value, underlying Series A
10% Convertible Preferred Stock                             181,583            3.50                  635,541             177
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, underlying 9%
Subordinated Convertible Debenture                        3,076,917            3.50               10,769,210           2,994
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, underlying Warrant           245,000            3.50                  857,500             238
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, outstanding                  386,500           $3.50           $    1,352,750         $   376
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, underlying an
outstanding warrant                                          10,000            3.50                   35,000              10
--------------------------------------------------------------------------------------------------------------------------------
                                                TOTALS    3,900,000           $3.50           $13,650,000.00          $3,795
================================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee.

(2) Per share price determined pursuant to Rule 457(c) as of October 20, 1999.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              CROSS REFERENCE SHEET

ITEM
NO.       CAPTION IN FORM SB-2                    CAPTION IN PROSPECTUS
--------------------------------------------------------------------------------------
 1.       Front of Registration Statement and     Front Cover Page; Front Cover of
          Outside Front Cover of Prospectus       Prospectus

 2.       Inside Front and Outside Back Cover     Inside Front Cover of Prospectus;
          Pages of Prospectus                     Outside Book Cover of Prospectus

 3.       Summary of Information and Risk         Summary; Risk Factors
          Factors

 4.       Use of Proceeds                         Use of Proceeds

 5.       Determination of Offering Price         Plan of Distribution

 6.       Dilution                                Not Applicable

 7.       Selling Securityholders                 Selling Securityholders

 8.       Plan of Distribution                    Plan of Distribution

 9.       Legal Proceedings                       Our Business - Litigation

10.       Directors, Executive Officers,          Management
          Promoters and Control Persons

11.       Security Ownership of Certain           Principal Shareholders
          Beneficial Owners and Management

12.       Description of Securities               Description of Ebiz's Securities

13.       Interest of Named Experts and Counsel   Not Applicable

14.       Disclosure of Commission Position on    Management-Limitation of Liability and
          Indemnification for Securities Act      Indemnification Matters
          Liabilities

15.       Organization Within Last Five Years     Certain Transactions

16.       Description of Business                 Management's Discussion and Analysis
                                                  of Financial Condition and Results of
                                                  Operations; The Business

17.       Management's Discussion and Analysis    Management's Discussion and Analysis
          or Plan of Operation                    of Financial Condition and Results of

                                                  Operations

18.       Description of Property                 Our Business-Facilities

19.       Certain Relationships and Related       Certain Transactions
          Transactions

20.       Market for Common Equity and Related    Market for Common Stock
          Stockholder Matters

21.       Executive Compensation                  Management - Executive Compensation

22.       Financial Statements                    Financial Statements

23.       Changes in and Disagreements with       Not Applicable
          Accountants on Accounting and
          Financial Disclosure

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2000


                             UP TO 3,900,000 SHARES

                             EBIZ ENTERPRISES, INC.


      This offering relates to the possible resale, from time to time, by certain securityholders of Ebiz Enterprises, Inc. ("Ebiz") of shares of our common stock. Ebiz will not receive any of the proceeds from the sale of these shares but will receive certain amounts upon exercise of outstanding warrants.



      Ebiz's common stock is traded on the OTC Bulletin Board under the symbol "EBIZ." On January 31, 2000 the last reported bid price of the common stock on the OTC Bulletin Board was $5.9375 per share.







                                  ------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT THE FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                                  ------------




      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is February  , 2000.

                                     SUMMARY

      You should read the following summary together with the more detailed statements appearing elsewhere in this prospectus. References to Ebiz throughout this prospectus may also refer to its predecessors which include Genras, Inc. ("Genras") and Vinculum Incorporated ("Vinculum").

                             EBIZ ENTERPRISES, INC.


      We develop and operate Internet e-commerce Web sites and design, manufacture and distribute high-value, low-cost computer systems which utilize the Linux operating system. We manufacture three-branded computer system lines, the Element-L(TM), the M(2) Systems(TM) and the recently introduced PIA(TM) (Personal Internet Appliance).


      The Linux operating system is a computer operating system similar to the Windows or the Mac OS systems. Unlike other operating systems, the Linux system and its source code were developed by a multitude of individuals in the international Internet community and are available free of charge from over 100 Linux related Web sites. See the section captioned "OUR BUSINESS - The Market and Industry - The Linux Market" for more information regarding the Linux Operating System.

      We market our branded systems and other products through our Web sites or Vertical Service Portals ("VSPs"), as well as other distribution channels. Our primary VSP, TheLinuxStore.com, is focused exclusively on Linux-based solutions and services. Please refer to the section captioned "OUR BUSINESS" for more detailed information regarding our products and business operations.

      We were incorporated in Nevada in June 1998 as a wholly owned subsidiary of Vinculum and commenced business operations as a result of a merger of Vinculum into Ebiz in August 1998. Vinculum had acquired the assets and operations of Genras in June 1998. Genras had operations since May 1995.

      Our administrative offices and warehouse and production facilities are located at 15695 North 83rd Way, Scottsdale, Arizona 85260, and our telephone number is (480) 778-1000.

                                  THE OFFERING



SECURITIES OFFERED.........   This prospectus relates to the offering of up to
                              3,900,000 shares of our common stock. The shares
                              registered with this prospectus include 181,583
                              shares issuable upon the conversion of our Series
                              A 10% Convertible Preferred Stock ("Series A
                              Preferred"), up to 3,076,917 shares which may be
                              issued upon conversion of an outstanding 9%
                              Subordinated Convertible Debenture ("Debenture"),
                              245,000 shares issuable upon exercise of a Warrant
                              to Purchase Common Stock ("Warrant"), 386,500
                              outstanding shares of common stock, and 10,000
                              shares issuable upon the exercise of another
                              outstanding warrant.

                              The principal of the Debenture is convertible into a minimum of 947,260 shares at a conversion price of $7.4953 per share. The $7.4953 conversion price is the maximum conversion price for the Debenture.
                              The actual conversion price is based on a formula that varies with the market price of our stock. The interest accruing on the Debenture is also convertible into our common stock based on the same formula. See "DESCRIPTION OF EBIZ'S
                              SECURITIES - Debenture and Warrant" for a description of the conversion rights of the Debenture. We determined the number of shares underlying the Debenture subject to the registration statement of which this prospectus is a part by analyzing the market price of our shares at the time of filing the registration statement of which this prospectus is a part and agreement with the holder of the Debenture. The actual shares issued upon conversion of the Debenture may be more or less than the 3,076,917 shares registered.

COMMON STOCK OUTSTANDING
AFTER OFFERING.............   As of December 31, 1999, we had 7,493,112 shares
                              of common stock outstanding and pending issuance,
                              including 386,500 shares covered by this
                              prospectus. The conversion of the Series A
                              Preferred and Debenture and exercise of the
                              warrants will result in the issuance of additional
                              shares. For purposes of this prospectus, we have
                              assumed that an additional 3,513,500 shares will
                              be issued upon conversion or exercise of these
                              securities. Because the number of shares issuable
                              upon conversion of the Debenture is based on a
                              formula that varies with the market price of our
                              common stock, and because there is no obligation
                              on the holders of the Series A Preferred,
                              Debenture and warrants to convert or exercise
                              these securities, we may issue more or less than
                              the additional 3,513,500 shares covered by this
                              prospectus.

SYMBOL.....................   EBIZ

                             SUMMARY FINANCIAL DATA

                      (in thousands except per share data)


      The following summary financial information is derived from our audited Financial Statements included in this prospectus. This data should be read with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements and related notes included herein.



                                                                          Three Months
                                            Years Ended June 30,         Ended Sept 30,
                                           1998             1999             1999
                                         --------         --------         --------
STATEMENT OF OPERATIONS DATA:

  Net Revenue                            $  6,825         $ 15,290         $  5,639
  Cost of Sales                             6,158           14,359            5,347
  Gross Profit                                667              931              292
  Operating Loss                             (393)          (1,649)          (1,018)
  Net Loss Attributable to Common
    Shareholders                             (422)          (1,954)          (1,240)

  Loss Per Share                             (.08)           (0.29)           (0.17)
  Weighted Average Shares                   5,620            6,821            7,320




                                             June 30,                 Sept 30
                                       1998            1999            1999
                                      -------         -------         -------
BALANCE SHEET DATA:

   Cash and Cash Equivalents          $   469         $    76         $   484
   Current Assets                       1,165           3,443           3,721
   Total Assets                         1,218           3,917           9,476
   Current Liabilities                    525           2,852           2,424
   Convertible Preferred Stock             --             869             866
   Accumulated Deficit                   (200)         (2,154)         (3,401)
   Shareholders' Equity                   693           1,066             721

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

      Except for historical information contained herein, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Ebiz intends that such forward-looking statements be subject to the safe harbors provided by these statutes.

      Wherever possible, we have identified these forward-looking statements by words such as "anticipates," "believes," "estimates," "expects," "intends" and similar expressions. These forward-looking statements include the forward-looking statements regarding future events and our plans and expectations and involve risks and uncertainties. Our actual results may differ materially from the forward-looking statements. Factors that may cause or contribute to such differences include those discussed below under "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," as well as those discussed elsewhere herein and in the exhibits attached hereto or incorporated by reference.

      Although we believe that the assumptions underlying the forward-looking statements herein are reasonable, any of the underlying assumptions could prove inaccurate and there can be no assurance that the results contemplated will be realized. In addition, as disclosed below under "RISK FACTORS," our business and operations are subject to substantial risks which increase the uncertainties inherent in the forward-looking statements included in this prospectus. The inclusion of such forward-looking information should not be regarded as a representation by us or any other person that the future events, plans or expectations we contemplate will be achieved.

                                  RISK FACTORS


      Investment in the shares offered by this prospectus involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in the shares.


WE ARE AN EARLY STAGE COMPANY WITH LIMITED OPERATING HISTORY MAKING IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.


      You should consider the risks and difficulties we will face as an early stage company engaged in the business of providing Linux - based solutions through e-commerence distribution channels. Both the Linux market and e-commerce distribution methods are new and rapidly evolving. Because we are an early stage company in an evolving market, our future prospects cannot be readily evaluated based upon our prior operations. Our revenues may not grow as we anticipate and our business strategy may not be successful if we do not adequately address the difficulties we will face, including those discussed in this "RISK FACTORS" section and elsewhere in this prospectus.



      Our current strategy focuses on the Linux market and is new in our business operations. This focus creates uncertainties as to our future revenue growth and profitability. Historically, our predecessor, Genras, was a reseller of surplus computer hardware and software products through third-party Web auction sites. In fiscal 1999 we shifted our focus away from the Web auction distribution channel, which comprised over 90% of fiscal 1998 revenues, to our current business format of direct marketing and utilizing our Vertical Service Portal ("VSP") Web sites. We have just recently entered the computer manufacturing industry and have limited results of operations from this segment of our business. We have even more recently focused on development of our Element-L(TM) and PIA(TM) brand PCs, each utilizing the Linux operating systems, and are devoting considerable resources to the development of these lines and to TheLinuxStore.com, our primary

VSP. We are also incorporating the Linux operating system into our M(2) Systems(TM) line which has historically only utilized the Windows operating system. See "OUR BUSINESS - Our Vertical Service Portals (VSPs)" and "Our Value Priced PC Brands" for more information about our VSPs and branded computer system. Also see "OUR BUSINESS - The Market and Industry - The Linux Market" for a discussion of the Linux operating system.



WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES.



      We may not be successful in continuing to grow our revenues or reaching or maintaining profitable operations. For the fiscal years ended June 30, 1998 and 1999, we sustained net losses attributable to common shareholders of approximately $422,000 and $1,954,000, respectively. Future losses are expected to occur and we do not anticipate profitable operations to be achieved within at least the next 12 months. We may never achieve profitability. While we have demonstrated the ability to grow revenue, we have yet to generate and maintain sufficient profitability to sustain or grow operations without additional external funding. If we do not obtain sufficient funding or if we do not achieve profitable operations as projected, our business may not survive.



OUR ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT UPON OUR ABILITY TO RAISE ADDITIONAL CAPITAL AND WE MAY NOT FIND SUITABLE CAPITAL SOURCES.



      Our ability to operate profitably under our current business plan is largely contingent upon success in obtaining additional sources of debt and equity capital. Our independent auditors have noted that our success in obtaining additional capital funding will determine our ability to continue as a going concern. There can be no assurance that sources of capital will be available on satisfactory terms or at all. Under the terms of the Debenture and related agreements, we are able to access limited capital upon conversions of the Debenture into common stock. However, the timing of the access to or amount of this capital is not assured because the Debenture is convertible solely at the discretion of its holder. Without additional capital we may not be able to fully implement our business or operating and development plans. We may not obtain financing adequate to meet our ultimate capital needs. If adequate capital can not be obtained or obtained on satisfactory terms, our operations could be negatively impacted.



OUR REVENUE GROWTH WILL BE AFFECTED BY OUR SHIFT IN BUSINESS STRATEGY.



      Our revenues in the short term are not likely to increase as in prior periods, or may decrease as a result of our strategies. We will encounter numerous risks and difficulties encountered by early stage companies in the rapidly developing e-commerce markets as well as risks associated with manufacturing and distributing PC computer systems. We may not be successful in addressing these risks and there can be no assurance that our business strategies will be successful. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources
- Fiscal 2000 Liquidity" for additional discussion of the possible effect of our strategies on future operations. If our strategies are unsuccessful, we may never attain profitable operations.





WE ARE DEPENDENT UPON THE EVOLUTION OF E-COMMERCE AND THE GROWTH OF WEB USAGE.


      We expect to derive significant revenues from sales of our computer systems and other products through our VSP Web sites. If the e-commerce market fails to develop, develops more slowly than we anticipate or if we are unsuccessful in penetrating this market, our anticipated revenues may not materialize. This strategy anticipates continued growth in consumer acceptance of on-line shopping. While the trend appears to be toward rapid expansion of e-commerce, this market has not existed long enough to establish broad acceptance or generate significant revenue.


WE ARE DEPENDENT UPON CORPORATE AND CONSUMER ACCEPTANCE OF THE LINUX OPERATING SYSTEM IN GENERAL AND OUR BRANDED PC SYSTEMS IN PARTICULAR.


      Our entry into the computer system manufacturing industry is a new line of business in which we have no prior experience. None of our manufactured computer systems have brand name recognition to the same extent of most of our competitors. Our relatively new Element-L(TM) product line and our very newly developed PIA(TM) line both utilize the Linux operating system. Acceptance of the Linux operating system will be critical to the success of these product lines. Our M(2) Systems (TM) line is also relatively new. Our computer systems may not meet with consumer acceptance. If our systems are not met with consumer acceptance as we anticipate, our revenues and operating results will likewise not reach the levels we anticipate. While we believe the prior experience of our management team will enable us to operate our business successfully, we may not ultimately succeed in implementing our business plan.



WE FACE INTENSE COMPETITION IN THE E-COMMERCE MARKETS AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.



      E-commerce distribution is a relatively new industry and is anticipated to attract significant competition. The computer hardware and software distribution business is an intensely competitive industry, and we face increasing competition in every aspect of this business. We may not be able to compete effectively in these marketplaces.






      We plan to create a growing presence in e-commerce distribution of Linux-based products and will face intense barriers to entry as the business of selling products via the Internet experiences growth. The e-commerce distribution industry is characterized by rapid technological and consumer preference change, massive capital infusions, and the emergence of a large number of new and well established companies aspiring to control market share in the Internet distribution process. A relatively small number of these companies, including America Online, Yahoo!, MSN, Excite and Lycos, currently control primary and secondary access to a significant percentage of all Internet users and have a competitive advantage in marketing to those users. Other large and established companies, such as major computer manufacturers and distributors with which we will also compete, have established relationships with large customer databases and are rapidly expanding into Internet distribution. Substantially all of these companies have financial, technological, promotional and other resources much greater than ours. See "OUR BUSINESS - Competition" for more discussion of our competition.



WE ALSO FACE INTENSE COMPETITION IN THE COMPUTER MANUFACTURING AND LINUX
MARKETS.



      We recently entered the PC manufacturing market, which is highly competitive. The market for Linux-based solutions is new, fragmented, rapidly changing and also highly competitive. In the computer systems manufacturing and distribution market, we face significant competition from several large companies that have more establish distribution channels as well as better name recognition and much greater financial resources than we do. Some of these companies include Compaq Computer Corporation, Dell Computer Corporation, Gateway, Inc., Hewlett-Packard Company and International Business Machines Corporation. These companies have systems that are qualified for utilizing the Linux operating system. We also face competition in the Linux market from other companies that are directly focusing on this market, such as Red Hat, Inc. and VA Linux Systems, Inc. All of these companies have resources substantially greater than ours which may provide them with a competitive advantage.

WE HAVE EXPERIENCED RAPID GROWTH AND MAY NOT BE ABLE TO MANAGE FUTURE GROWTH.



      We have recently experienced rapid growth in employees, sales, customers and operations. This growth has brought many challenges and placed additional pressure on our already limited resources and infrastructure. We may not be able to effectively manage this or future growth. Our inability to manage internal or acquisition-based growth effectively would cause a significant strain on our resources and our financial performance would be negatively impacted. Our future growth may place a significant strain on our managerial, operational, financial and other resources. Our success will depend upon our ability to manage growth effectively, which will require that we continue to implement and improve our operational, administrative, financial and accounting systems and controls and continue to expand, train and manage our employees. Our systems, procedures and controls may not be adequate to support operations and we may not be able to achieve the rapid execution necessary to successfully penetrate the Linux market.


WE CARRY A SIGNIFICANT LEVEL OF PRODUCT INVENTORY WHICH CAN BECOME OUTDATED RAPIDLY.

      Computer component inventory can become outdated due to rapid technological and product advances. While we obtain our inventory at competitive prices, if we are unable to dispose of this inventory for a profit due to a shift in consumer demand or product advances or, if we liquidate this inventory at low margins or below costs, our profitability will be adversely affected.

WE MUST STOCK SUFFICIENT INVENTORY TO MEET OUR CUSTOMERS NEEDS.

      It is also critical to our success that we stock sufficient inventory to meet customer demand for both third party products and our PC systems. Our inability to adequately stock inventory, due to capital constraints, procurement difficulties or other reasons, would adversely affect our operating results both on a quarterly and annual basis.


WE HAVE EXPERIENCED DIFFICULTY IN ACCURATELY FORECASTING OUR SALES WHICH COULD NEGATIVELY IMPACT OUR QUARTERLY AND ANNUAL OPERATING RESULTS.










      As a result of our limited operating history, rapid growth and change in business focus, and because of the emerging nature of the Linux market in which we compete, our historical financial data is of limited value in planning future operating expenses. Our expense levels will be based in part on expectations concerning future revenues. Our revenue is derived primarily from product sales, which are difficult to forecast accurately. Our business development and marketing expenses will increase significantly as we expand our operations. To the extent that such expenses precede and are not rapidly followed by increased revenue, losses would likely occur. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. A significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations and financial condition in any quarterly or annual period.



      As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our quarterly or annual operating results. We may also experience seasonality in our business in the future, resulting in diminished revenues as a consequence of decreased demand during certain periods of the year. Due to all of these factors, our operating results may fall below the expectations of securities analysts and investors in any future quarter. In such event, the trading price of our common stock will likely be materially and adversely affected.

SECURITY RISKS OF E-COMMERCE MAY DETER PURCHASES OF OUR PRODUCTS.


      Our relationship with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales and results of operations would be harmed. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We may not be able to prevent all security breaches or may not have adequate capital and other resources to devote to security measures.


CREDIT CARD FRAUD COULD HARM OUR NET SALES RESULTS.

      A failure to adequately control fraudulent credit card transactions would decrease our net sales and results of operations because we do not carry insurance against this risk.

OUR INABILITY TO COLLECT ACCOUNTS RECEIVABLE ON A TIMELY BASIS COULD CAUSE OUR CASH FLOW TO BE IMPAIRED AND REDUCE OUR PROFITABILITY.


      Our greatest difficulty in collections have historically been from the auction Web site organizations. While we have significantly reduced this line of distribution, gained significant expertise in dealing with Internet distribution and collection issues and instituted new credit review and approval procedures, future unexpected problems and collection risks may develop which could reduce our profitability or increase our losses.


RISKS ASSOCIATED WITH MANUFACTURING COMPUTER SYSTEMS, SUCH AS TECHNICAL SUPPORT, QUALITY CONTROL AND PRODUCTION PROBLEMS, COULD RESULT IN SIGNIFICANT PRODUCT RETURNS AND CUSTOMER DISSATISFACTION.


      We are increasingly generating revenues from manufacturing our own brand of computers. This activity creates a wide variety of risks associated with manufacturing, including but not limited to defects and warranty costs exceeding expectations. Also, customer service and technical support requirements could exceed expectations and have severe adverse effects on operations. We may not be able to handle production and quality control issues as we increase manufacturing activity. While we perform a substantial amount of pre-delivery testing of our systems and believe we have a lower than industry average return of our manufactured products, we may experience significant returns in the future that could reduce our profitability and harm our reputation in the market.


IF OUR SUPPLIER RELATIONSHIPS ARE DISRUPTED, OUR ABILITY TO MANUFACTURE COMPUTER SYSTEMS WOULD BE HARMED.

      We purchase components utilized in our computer manufacturing operations from various suppliers. If we are unable to obtain sufficient quantities of components our net sales would be adversely affected. We are also subject to risks of fluctuations in our component prices. If prices charged by our vendors escalate, our cost of goods sold would increase and our net income could decrease as a result.

IF OUR INTELLECTUAL PROPERTY PROTECTION IS INADEQUATE, COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND PROPRIETARY PROPERTY WHICH COULD UNDERMINE OUR COMPETITIVE POSITION.


      We deal in technically complex products and multi-layered supply and d0istribution sources. We have limited proprietary property, and are relying heavily on copyright, trademark, trade secret, nondisclosure and confidentiality measures to protect these limited rights. See "OUR BUSINESS - Intellectual Property" for a discussion of our intellectual property rights. Such protections may not preclude competitors from developing similar technologies or services competitive with ours. While we do not believe that any of our intellectual property infringes on proprietary rights of third parties, infringement claims may be asserted against us. Litigation resulting from assertion of our rights or from defense of a third party claim could be expensive and adversely affect our operations even if we were ultimately successful. We may not have sufficient resources to sustain or defend protracted legal actions to protect our proprietary rights.


OUR SUCCESS DEPENDS ON OUR ABILITY TO CONTINUE TO ADAPT TO A RAPIDLY CHANGING INDUSTRY.


      The computer industry is characterized by rapid change, frequent new product introductions, changing customer demands, evolving standards, and many other uncontrollable and unforeseeable trends and changes. Our future success will greatly depend upon our ability to timely and effectively address changes in this industry. We may not be able to effectively deal with these changes which could result in our operations being unprofitable.


WE HAVE HISTORICALLY RECEIVED SUBSTANTIAL REVENUE FROM A SMALL NUMBER OF CUSTOMERS WHICH MAKES US VULNERABLE TO SIGNIFICANT REVENUE REDUCTION IF THESE RELATIONSHIPS ARE NOT MAINTAINED.

      We have historically had a concentration of both customers and suppliers. In fiscal year 1998 two customers represented over 71% of our total sales and in fiscal 1999 three customers represented 60% of our total sales. While we believe our customer base will become more diverse, concentration may continue or re-occur in the future, exposing our operations to material adverse consequences should disruptions or problems be encountered with a major customer or supplier.

WE MAY PURSUE ACQUISITIONS OF COMPLIMENTARY BUSINESSES, PRODUCTS AND TECHNOLOGIES WHICH, IF UNSUCCESSFULLY IMPLEMENTED, COULD DETER OUR OPERATIONS AND GROWTH.

      We have been approached by entities that have proposed acquiring our operations and by entities desiring to sell businesses to us. One or more mergers or acquisitions may occur in the future which could have material adverse consequences to our operations or to our stock value. A component of our future growth strategy is possible acquisition of other companies that meet our criteria for strategic fit, geographic location, revenues, profitability, growth potential and operating strategy. Successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with ours. Moreover, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, certain of which may be larger and have financial and other resources greater than ours. Competition for acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions involve a number of other risks, including adverse effects on reported operating results from increases in goodwill amortization, the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the seller of one or more acquired entities and the possible failure to retain key acquired personnel. Any acquired entity or assets may not perform relative to our expectations. Our ability to meet these challenges has not been established.

WE DEPEND UPON OUR KEY PERSONNEL AND SKILLED EMPLOYEES AND THEY WOULD BE DIFFICULT TO REPLACE.


      While our current management resources may not be sufficient to enable Ebiz to succeed as planned, a loss of one or more of our current officers or key employees could severely and negatively impact our operations. We do not have employment contracts with any of our key employees. No assurances can be given that we will not suffer the loss of key human resources for one reason or another. Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the industry is intense. We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business and we may experience similar difficulties in the future.


WE MAY NOT HAVE ADEQUATE INSURANCE TO COVER ALL OF OUR RISKS.

      We anticipate the need to procure additional insurance coverage related to product liability, key man insurance and other risks currently not adequately covered. Failure to timely obtain additional insurance coverage could have an adverse effect on our business.

CONTROL OF EBIZ IS CONCENTRATED IN THE EXISTING MANAGEMENT WHICH LIMITS THE ABILITY OF OTHER SHAREHOLDERS TO INFLUENCE CORPORATE DECISIONS.

      Control of Ebiz is concentrated within a small number of stockholders, who compromise our executive management. Such management, when acting in concert, can effectively control the election of our Board of Directors. As a practical matter, current management will continue to control Ebiz into the foreseeable future.

THE CONVERSION PRICE OF THE DEBENTURE IS NOT FIXED AND COULD RESULT IN EXCESSIVE DILUTION.


      The conversion price of our outstanding Debenture is at the lesser of (a) $7.4953 or (b) the average of the three lowest closing bid prices of Ebiz's common stock for the 15 consecutive trading days immediately preceding the holder's election to convert. However, if the closing bid price of the stock is less than $7.4953 at any time during the five trading days preceding the date any portion of the Debenture is convertible, Ebiz has the right to redeem for cash such conversion amount at a premium ranging from 105% to 108%. See "DESCRIPTION OF EBIZ'S SECURITIES - Debenture and Warrant" for a more detailed description of the rights of the Debenture holder. We believe that the right to redeem the Debenture for cash will allow Ebiz to prevent excessive dilution of its shares through issuance of shares at prices we do not believe to be adequate. While we intend to exercise the redemption for cash feature as deemed appropriate to prevent what we consider to be excessive dilution, Ebiz may not have sufficient cash reserves to redeem the Debenture at any given time of conversion or at all. We currently do not have any sources of cash reserves sufficient to redeem the amount of the Debenture that is presently convertible into our common stock.


THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

      Our stock is currently traded in the over the counter market. Our stock is subject to high price volatility, low volumes of trades and large spreads in bid and ask prices quoted by market makers. Due to the low volume of shares traded on any trading day, prices of our common stock may be easily influenced by persons buying or selling in relatively small quantities. This low volume of trades could also cause the price of our stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup its investment.


      Our common stock was recently relisted on the OTC Bulletin Board. Management has indicated its willingness to cause the common stock to be listed on the NASDAQ SmallCap Market and National Market when qualified. However, any such listing may not occur and an active market in our common stock may never develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.


FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK TO DECLINE IN PRICE.


The sale of a substantial number of shares of our common stock under this offering, or the perception of such sales could make it more difficult for Ebiz to sell equity or equity related securities in the future at a time and price we deem appropriate. After this offering is completed, 11,006,612 shares of our common stock will be outstanding, assuming the Debenture is converted into a total of 3,076,917 shares and a total of 3,513,500 newly issued shares are sold in this offering. If our stock price decreases, more shares may be issuable resulting in more shares being outstanding. All shares registered in this offering will be freely tradable. It is anticipated that shares registered under this offering will be sold over a period of up to two years. In addition to the shares to be sold under this offering, as of December 31, 1999, Ebiz has outstanding 3,622,424 shares of "restricted securities" held by the officers and directors of Ebiz and 1,754,762 held by others. A significant portion of the shares held by persons other than the officers and directors are currently, or relatively soon, will be available for sale under Rule 144(k). Under Rule 144(k), restricted securities may be sold by non-affiliates of Ebiz without restrictions on volume limits. It is also anticipated that we will issue additional shares of our common stock in the near term in exchange for equity investments and services and that we will agree to register such shares. The number of newly - issued shares with registration rights could be substantial. A significant amount of common stock coming on the market at any given time could result in the price of such stock to decline and to be highly volatile. See "SHARES ELIGIBLE FOR FUTURE SALE."


                                 DIVIDEND POLICY

      Holders of our common stock are entitled to receive ratably dividends, if any, as declared by our Board of Directors. We have never declared or paid a dividend on our common stock and we do not intend to pay dividends in the foreseeable future. We are required to accrue a 10% ($10 per share) cumulative annual dividend for each share of Series A Preferred outstanding. This dividend is payable as and when declared by our Board of Directors before payment of any dividends on common stock may be made. Dividends on the shares of Series A Preferred may be payable in whole or in part, at our discretion, in cash or in kind with our common stock.

                             MARKET FOR COMMON STOCK

      Our stock is currently traded on the OTC Bulletin Board. Our stock was temporarily delisted from the OTC Bulletin Board on November 4, 1999 through December 23, 1999 for failure to meet the deadline for being subject to the Exchange Act reporting requirements. During this period, our common stock was traded through the National Quotation Bureau.

      The following table sets forth the high and low bid prices for Ebiz's common stock as reported by the OTC Bulletin Board in the periods indicated. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not reflect actual transactions. Ebiz commenced its current line of business in June 1998 with the acquisition of Genras. The stock prices for periods before June 1998 are of our predecessor, Vinculum, which had no business operations during these periods.

Fiscal 1998                                          High                 Low
-----------                                          ----                 ---
   First Quarter ended September 30, 1997         $ 3.5000             $ 0.1000
   Second Quarter ended December 31, 1997           2.5000               0.1000
   Third Quarter ended March 31, 1998               3.1250               0.3125
   Fourth Quarter ended June 30, 1998               3.4375               0.3125

Fiscal 1999                                         High                 Low
-----------                                         ----                 ---
   First Quarter ended September 30, 1998         $ 2.1250             $ 0.7500
   Second Quarter ended December 31, 1998          11.6250               0.5000
   Third Quarter ended March 31, 1999              10.5000               4.5000
   Fourth Quarter ended June 30, 1999               9.9375               3.3125

Fiscal 2000                                        High                  Low
   First Quarter ended September 30, 1999         $ 6.8750              $ 2.1250

      As of December 31, 1999, there were approximately 475 owners of record of Ebiz's common stock.

                                 USE OF PROCEEDS

      Ebiz will not receive any proceeds from the sale of the common stock in this offering but may receive up to $1,785,990 upon the exercise of warrants if all warrants are exercised. There can be no assurance that any warrants will be exercised. Ebiz utilized the proceeds from the sale of the Debenture and the Series A Preferred for debt repayment and general corporate and working capital purposes and expects to utilize the proceeds, if any, from exercise of the warrants for general corporate and working capital purposes.

                             SELLING SECURITYHOLDERS

      This prospectus relates to the proposed resale by the selling securityholders of a total of 3,900,000 shares of our common stock which includes 181,583 shares to be issued upon conversion of our outstanding Series A Preferred, up to 3,076,917 shares to be issued upon conversion of the Debenture, up to 245,000 shares to be issued upon exercise of the Warrant, 386,500 shares of outstanding common stock, and 10,000 shares to be issued upon exercise of another outstanding warrant. Except for the 386,600 shares outstanding, the shares subject to this prospectus will be newly issued.

      We are registering these shares in order to permit the selling securityholders to offer these shares for resale from time to time. See "PLAN OF DISTRIBUTION" below for information regarding the resales of the common stock subject to this prospectus. The following sets forth, as of the date of this prospectus, certain information concerning the selling securityholders and the shares being registered for resale to the public. Except for Aztore Holdings, Inc. as noted below, the selling securityholders have not had any material relationship with the Ebiz within the past three years.

SERIES A PREFERRED

      The outstanding shares of Series A Preferred were issued in a private placement occurring in March and April, 1999. Each share of Series A Preferred is convertible into 16 2/3 shares of common stock. The shares of Series A Preferred may be converted at anytime at the option of the holder and will automatically convert in the event the closing bid price of Ebiz's common stock equals or exceeds $13.50 (adjusted for capital structure changes) for 20 out of 30 consecutive trading days. We are unaware of any of the Series A Preferred selling securityholders holding our stock prior to acquiring the Series A Preferred or currently holding any shares of our common stock.

      The holders of the Series A Preferred, the number of shares of Series A Preferred held, the number of shares of common stock registered on behalf of these securityholders upon conversion and the number of shares to be held after completion of this offering are as follows:

                                                                   Shares Issuable Upon
                                         Series A Preferred        Conversion of Series
                                            Held Prior to           A Preferred(1) and           Shares Held
           Securityholder                     Offering                Shares Offered           After Offering (2)
           --------------                     --------                --------------           ------------------
Outback Investments Ltd.                         300                       5,000                      0
Steve and Celina Calderon,
     JTWROS                                       60                       1,000                      0
Joseph A. Rodriguez                              100                       1,667                      0
Ann E. Randt                                     100                       1,667                      0
Vladimir A. Gasic                                100                       1,667                      0
Douglas and Pauline Hecker,
     JTWROS                                       60                       1,000                      0
Douglas and Patricia Bruhn,
     JTWROS                                      500                       8,333                      0
Rodgers Charitable
     Remainder Trust                           1,000                      16,667                      0
Meyer Charitable
     Remainder Trust                           1,000                      16,667                      0
James Minder and Susan
     Davis Family Trust                          100                       1,667                      0
Kochert-Okun Dentistry
     PC EPP                                      500                       8,333                      0
Sawyer Family Trust                              250                       4,167                      0
Magary Family Trust                              180                       3,000                      0
Leonard Small                                    100                       1,667                      0
Paul Winer                                       750                      12,500                      0
James A. Turner                                   50                         833                      0
Grant Family Trust                               200                       3,333                      0
LVAH, Inc. SRPSP                                 250                       4,167                      0
Okun Family Trust                                 60                       1,000                      0

                                                                   Shares Issuable Upon
                                         Series A Preferred        Conversion of Series
                                            Held Prior to           A Preferred(1) and           Shares Held
           Securityholder                     Offering                Shares Offered           After Offering (2)
           --------------                     --------                --------------           ------------------
M. Susan Olson
     Revocable Trust                             120                       2,000                      0
J.A. and Beverly Schweikert
     JTWROS                                      250                       4,167                      0
Woodstock Trust                                  150                       2,500                      0
Michael Buekers                                  300                       5,000                      0
Pathology Associates MPPP
     fbo Charles Evans, M.D.                     250                       4,167                      0
Ronald and Gladene Clarke
     JTWROS                                       25                         417                      0
Stephen McBride                                   50                         833                      0
Dean Purdy                                       100                       1,667                      0
Andrie Gasic                                      60                       1,000                      0
Lana Dee Master
     Revocable Trust                             200                       3,333                      0
John Sterzinar                                   100                       1,667                      0
Tempe Family Practice                            250                       4,167                      0
Dennis and Gay Kilpatrick                        200                       3,333                      0
Susan McNamara                                    60                       1,000                      0
Richard Barrett                                   60                       1,000                      0
Luca and Rose Aprea,
     JTWROS                                      100                       1,667                      0
Alan Hoffman and
     Barbara Wiggin, CP                           60                       1,000                      0
Alston Revocable
     Family Trust                                250                       4,167                      0
Dar-C RPSP                                       200                       3,333                      0
Robert and Veronica
     Ciancola                                    100                       1,667                      0
Thomas Klein                                     100                       1,667                      0
Kochert Family Trust                             500                       8,333                      0
Leslie Fish and Maria Fish
     JTWROS                                      250                       4,167                      0
Neal Gimbel, M.D.,
     P.C. MPPP                                   300                       5,000                      0
Dwayne and Betty Steinle,
     JTWROS                                      200                       3,333                      0
R&M Enterprises LP                               250                       4,167                      0
First Trust Custodian

                                                                   Shares Issuable Upon
                                         Series A Preferred        Conversion of Series
                                            Held Prior to           A Preferred(1) and           Shares Held
           Securityholder                     Offering                Shares Offered           After Offering (2)
           --------------                     --------                --------------           ------------------
     Louis Cowart IRA                            500                       8,333                      0
Tony Palumbo, Ltd. DBPP                          250                       4,167                      0

      (1) Calculated based on a conversion ratio of one share of Series A Preferred to 16 2/3 shares of common stock.

      (2) Assuming all shares registered are sold by the respective securityholders.

      The securityholders are under no obligation to offer for sale or sell the shares issued upon conversion of the Series A Preferred. See "DESCRIPTION OF EBIZ'S SECURITIES Series A 10% Convertible Preferred Stock" below for a more complete discussion of the rights and preferences of the Series A Preferred.

DEBENTURE AND WARRANT

       The Debenture is convertible from time-to-time into shares of common stock at a per share conversion price based on a formula. The per share conversion price is equal to the lesser of (a) $7.4953 or (b) the average of the three lowest closing bid prices of the common stock for the 15 consecutive trading days ending on the trading day immediately preceding submission of a conversion notice by the holder. The principal portion of the Debenture is convertible into a minimum of 947,260 shares of Ebiz's common stock and, based on the formula, the principal portion of the Debenture would have been convertible into 1,793,700 shares if converted in full on December 31, 1999. Accrued interest is also convertible under the same formula. This prospectus covers a total of 3,076,917 shares related to the Debenture or 2,129,657 shares in addition to the minimum number of shares the principal of the Debenture may be converted. Because the conversion of the Debenture is based on the market price of our common stock, and because we do not know how much interest may ultimately accrue on the Debenture which is also convertible, we cannot predict exactly how many shares will be issued upon conversion of the Debenture. In order to adequately cover a reasonable increase in the number of shares that may ultimately be issued, we have registered the additional 2,129,657 shares that could be issued upon conversion of the Debenture. The actual number of shares issued upon conversion of the Debenture may be more or less than the number of shares covered by this prospectus.

       The Warrant is exercisable for the purchase of 245,000 shares of our common stock before August 22, 2004 and this prospectus covers all 245,000 of those shares. Of the 245,000 shares subject to the Warrant, 60,000 may be purchased at $7.4723 per share, 60,000 at $8.6212 per share and 125,000 at $6.3277 per share upon exercise. The Warrant may be exercised in whole or in part from time to time.

       The Debenture and Warrant were issued in a private placement of these securities which occurred in August, 1999 and are held by JEM Ventures EBIZ, LLC, a Delaware limited liability company. JEM Ventures EBIZ is an affiliate of J.E. Matthew, LLC, an Illinois limited liability company. J.E. Matthew may be deemed to share beneficial ownership of the shares underlying the Debenture and Warrant due to its shared power to vote and dispose of such shares. J.E. Matthew disclaims beneficial ownership of the shares beneficially held by JEM Ventures EBIZ.

       Under the terms of the Debenture and Warrant, the holder may not convert or exercise these instruments to the extent such conversion or exercise would result in such holder's beneficial ownership of

Ebiz's common stock, disregarding shares beneficially owned through the unconverted or unexercised portions of those instruments, to exceed 4.99% of the outstanding common stock of Ebiz.

       The table below lists the selling securityholder and other information regarding the beneficial ownership of the common stock, issuable upon conversion of the Debenture and upon exercise of the Warrant, offered by such selling securityholder. The second column lists the number of shares of common stock which would have been issuable to such selling securityholder on December 31, 1999 upon conversion of the Debenture and exercise of the Warrants held by such selling securityholder on such date (without regard to any limitation on conversions or exercise). The third column assumes the sale of all of the shares being offered by such selling securityholders.

                                         Shares of Common Stock
                                          Beneficially Owned on            Shares of Common                Shares of Common Stock
          Securityholder                    December 31, 1999             Stock Offered Hereby              Owned After Offering
          --------------                    -----------------             --------------------              --------------------
JEM Ventures EBIZ, LLC                          1,793,700                        3,312,917                           0

       We are unaware of any other shares held by JEM Ventures EBIZ or J.E. Matthew. Assuming all of the shares issued upon conversion of the Debenture and exercise of the Warrant are sold, JEM Ventures EBIZ would not hold any shares after completion of the offering. JEM Ventures EBIZ is not obligated to convert the Debenture, to exercise the Warrant or to sell any of the shares of common stock issuable upon such conversion or exercise. See "DESCRIPTION OF EBIZ'S SECURITIES - Debenture and Warrant" below for a more complete description of the Debenture and Warrant.

COMMON STOCK AND OTHER WARRANT

      The holders of the common stock and warrant covered by this prospectus, the number of shares held prior to this offering, the shares registered and the shares held after completion of this offering are as follows:

       Securityholder                           Shares Held Prior           Shares           Shares Held
       --------------                           -----------------           ------           -----------
                                                   to Offering            Registered       After Offering(1)
                                                   -----------            ----------       -----------------
       Aztore Holdings, Inc.(2)                     201,610                 50,000             151,610

       Houlihan Smith & Company, Inc.                44,000                 54,000                   0

       Jamie E. Georgeson                             1,500                  1,500                   0

       Rennie Tejoda                                  1,000                  1,000                   0

       Kensington International, Inc.                 1,000                  1,000                   0

       Parcel 14, LLC                                     0                129,000                   0

       Scott Bishins                                229,400                120,000             109,400

       Lawrence A. Underwood                         76,499                 30,000              46,499

      (1) Assuming all shares registered are sold by the respective securityholders.

      (2) Assuming all shares registered are sold by Aztore , it would hold 151,610 shares or 1.38% of the outstanding shares after the offering, assuming a total of 11,006,612 shares are then outstanding.

      (3) Includes 47,500 issued shares and 10,000 shares to be issued upon exercise of a warrant to purchase such shares at $3.00 per share.

      Aztore Holdings, Inc. was an affiliate and substantial shareholder of the Company's predecessor, Vinculum, prior to the Company's acquisition of the assets of Genras. Michael S. Williams, the president of Aztore Holdings, was a director of Ebiz until July, 1999.

      Houlihan Smith & Company is under no obligation to exercise its warrant. None of the above securityholders are obligated to offer for sale or to sell the shares being registered. Except for Aztore Holdings, we are unaware of any of the above securityholders holding more than 1% of the outstanding Ebiz shares.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion provides information that we believe is relevant to an assessment and understanding of Ebiz's results of operations and financial condition for the fiscal years ended June 30, 1999 and 1998 and the three months ended September 30, 1999. The following discussion should be read in conjunction with the Financial Statements and related notes. See "INDEX TO FINANCIAL STATEMENTS" and the Financial Statements referenced in the index. The following discussion, as well as sections of the discussions elsewhere in this prospectus, including the "RISK FACTORS" and "OUR BUSINESS" sections, contain forward-looking statements. See "SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS" above.

BACKGROUND

      Ebiz is an early stage operating company with limited operating history in its current business line upon which an evaluation of its prospects can be based. Until September of 1998 our Internet sales orders were generated from third party "virtual store" Web sites such as Zauction.com and OnSale.com where e-commerce shoppers purchased listed products on-line and orders were electronically transmitted to us daily. We directly shipped to their customers nationwide.

      In September 1998 we launched our own Internet e-commerce Web site, cpumicromart.com, and deployed our own sales staff to generate sales directly and through third party resellers. In January 1999 we launched another e-commerce VSP site, EBIZmart.com, which we believe was the first business-to-business e-commerce clearinghouse portal creating a centralized procurement location for large quantity liquidation of surplus products. In April 1998, we began manufacturing our own "white box" PC systems under the brand name of M(2) Systems(TM). In April 1999, we began manufacturing a second brand of PCs, Element-L(TM), and in December, 1999, we launched our newest branded PC line, the PIA(TM). The Element-L(TM) and PIA(TM) lines feature the Linux operating system. The M(2)Systems(TM) line utilized a Windows based operating system. Current M(2) Systems(TM) are dual-boot systems, utilizing both the Linux and Windows operating systems. The PIA(TM) can also be configured to dual-boot and utilize the Windows as well as the Linux operating system. Also in April, 1999, we launched TheLinuxStore.com, our VSP dedicated to Linux products.

      TheLinuxStore.com has become our primary focus as the Linux operating system has emerged as the low-cost, high-performance alternative to conventional computing systems. TheLinuxStore.com is intended to be a full-service specialty distributor offering "Everything Linux." Through it, we provide a full range of Linux solutions including desktop PCs, workstations, notebooks, Alpha systems, servers, hardware components, peripherals, software and apparel. In addition, TheLinuxStore.com features community resources, a free Linux directory and links to numerous Linux-based sites.

      Our objective is to become a leader in e-commerce marketing, providing technical expertise and distribution of specialized products to fast growing vertical markets, as well as a nationally recognized manufacturer of value priced computer products. We have recently concentrated our strategic focus on the Linux market and we have made the business decision to transition our organization accordingly. We anticipate that this new focus will result in a short term reduction in revenues as we shift away from the high volume, low margin white box/clone business and towards the higher margin opportunities of the Linux market. As a result, we anticipate that our expenses will plateau, reflecting a related redirection of resources, and will then grow as we expand our marketing and technical capabilities and increase our promotional activities. We believe our major competitive advantages include our proven customer databases, the depth, vision and expertise of our management team and our internal programming and Web development staff. We expect to utilize these strengths with our extensive contacts and expertise in computer component and surplus merchandise procurement and in e-commerce development, distribution and marketing.

RESULTS OF OPERATIONS

      Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998. Sales were $5,638,628 for the quarter ended September 30, 1999 compared to $4,586,753 for the quarter ended September 30, 1998. The $1,051,875 increase, approximately 23% over the prior period, was due to the sales of our Element-L(TM) and M2 Systems(TM), the improved productivity of our sales force and increased promotion of our principal Web site, TheLinuxStore.com. During the three months ended September 30, 1999, we concentrated our focus on the rapidly growing market for Linux based systems and related products and services by enhancing TheLinuxStore.com to become a VSP that is intended to serve the Linux community and provide a knowledge base for new and aspiring Linux users. Concurrently, we have utilized our own sales capabilities to generate substantial sales volume for systems, components and peripherals directly to corporate customers and through selected value added resellers, retailers and major e-commerce Web sites, such as egghead.com.

      Cost of sales for the three months ended September 30, 1999 decreased to 94.8% of sales from 99.8% of sales from the same period in 1998. The decrease was due to the change in sales mix away from the auction business and towards the Linux market and the production of our sales force. The gross profit margin increased to 5.2% of sales for the quarter ended September 30, 1999 from 0.2% of sales for the same period in 1998.

      Selling, general and administrative expense was $1,268,908 or 22.5% of sales, for the quarter ended September 30, 1999 as compared to $410,118, 8.9% of sales, for the same period in 1998. This was due to higher expenditures for advertising and marketing and the building of the information technology, sales, marketing and administrative infrastructure, and the related expenses, required to implement our strategies.

      Interest expense increased to $216,794 in the quarter ended September 30, 1999 from $52,919 in the same period in 1998. The increase was due to the higher level of debt during the first quarter of fiscal 2000 and to costs incurred to retire debt, and related warrants, in August, 1999.

      The preceding operational factors resulted in a net loss attributable to common stockholders of $1,240,289, or $0.17 per diluted share, for the three months ending September 30, 1999 as compared to a net loss of $463,371, or $0.07 per diluted share, for the three months ended September 30, 1998.

      Year Ended June 30, 1999 Compared to Year Ended June 30, 1998. Net revenue of $15,290,202 for the year ended June 30, 1999 compared to $6,824,967 for the year ended June 30, 1998. The $8,465,235 increase, approximately 124% over the prior year, was due to the introduction of our Element-L(TM) and the growth in sales of our M2Systems(TM) brands, the opening of our VSPs and the development of our own sales force.

      During fiscal 1999, we were able to substantially broaden our distribution base and strategically position the Company in the e-commerce market with the launching of our VSP sites, EBIZmart.com and TheLinuxStore.com. We de-emphasized sales through third party auction Web sites, and increased our sales directly to consumers, businesses and institutions through our own sites. In addition, we developed our own sales capabilities to generate substantial sales volume for M2 Systems(TM) and Element-L(TM) directly to corporate customers and through selected value added resellers, retailers and major e-commerce Web sites such as egghead.com. The cost of sales was $14,358,772 in 1999 compared to $6,157,794 in 1998. The increased sales volume was the primary reason for the increase. Gross profit margins decreased from 9.8% to 6.1% due to the wind down of the auction business during the first quarter of 1999 and the ramp-up costs associated with the tripling of system manufacturing during the second half of 1999.

      Selling, General and Administrative expense was $2,512,415 for fiscal 1999, an increase of $1,830,845 from 1998. This increase was due to the building of our information technology, sales, marketing and administrative infrastructure and the related expenses required to begin implementing the Company's strategies.

      Research and development expenses were approximately $190,000 in fiscal year 1999 compared to minimal expenses for the prior period. The costs to maintain our Web sites and our Web site tools are expensed as incurred.

      The preceding operational factors resulted in a net loss of $1,877,124 for the fiscal year ending June 30, 1999 as compared to a net loss of $422,457 for the year ended June 30, 1998.

      Our prior results of operations are not indicative of future results. See "RISK FACTORS" above and "Liquidity and Resources" below for a discussion of factors that may affect future revenues and liquidity.

LIQUIDITY AND CAPITAL RESOURCES

      Three Months Ended September 30, 1999 compared to Three Months Ended September 30, 1998. At September 30, 1999, we had cash and cash equivalents of approximately $484,000, representing an increase of approximately $408,000 from the total of approximately $76,000 at June 30, 1999. The increase is primarily the result of the convertible Debenture placed in August, 1999.


      Operating Activities. Our net cash used in operating activities was approximately $713,000 for the three months ended September 30, 1999 as compared to approximately $534,000 used in the three months ended September 30, 1998. In first quarter of fiscal 2000, the cash was used for the selling, general and administrative expenses from the implementation of our strategic programs. In the quarter ended September 30, 1998, the net cash used in operating activities was primarily for increased inventory and the reduction of accounts payable.



      Investing Activities. The net cash used in investing activities was approximately $80,000 and $102,000 for the quarters ended September 30, 1999 and September 30, 1998, respectively. In the three months ended September 30, 1999, these activities included the acquisition and development of software and equipment for our Web sites and administrative activities. For the same period in 1998, investing activities included the acquisition of software and equipment for administrative and operations functions.


      Financing Activities. During the three months ended September 30, 1999, the net cash provided by financing activities was approximately $1,201,000. The Debenture provided approximately $6,903,000, of which $5,000,000 was placed in a bank as collateral for the Debenture, which is to be accessed through the conversion of the Debenture into shares of Ebiz's common stock. We repaid $350,000 of our line of credit and

$887,900 of the principal of notes payable. Additional notes payable of $488,000 were initiated during the quarter and $210,100 were outstanding on September 30, 1999.

      Year Ended June 30, 1999 compared to Year Ended June 30, 1998. At June 30, 1999, we had cash and cash equivalents of approximately $76,000, representing a decrease of approximately $393,000 from approximately $469,000 at June 30, 1998. The decrease is primarily the result of the Company's net loss and the growth of accounts receivable and inventory.

      Operating Activities. Our net cash used in operating activities was approximately $2,940,000 for fiscal 1999 and approximately $9,300 for fiscal 1998. In fiscal 1999, the cash was used for the selling, general and administrative expenses and increased inventory and accounts receivable that were the result of substantially higher sales and the implementation of our strategic programs. In fiscal 1998, the net cash used in operating activities was primarily for increased inventory.

      Investing Activities. The net cash used in investing activities was $473,000 and $58,000 for fiscal 1999 and 1998, respectively. In fiscal 1999, these activities included the acquisition and development of software and equipment for the our Web sites for which approximately $190,000 was expended and administrative activities for which approximately $283,000 was expended. In fiscal 1998, investing activities were primarily for equipment to support operations.

      Financing Activities. From inception until the transaction with Vinculum, our predecessor financed its operations almost entirely from internally generated working capital. Concurrent with the Vinculum transaction, we obtained our first significant equity capital of approximately $450,000, net of financing costs, due to the exercise of previously issued Vinculum warrants. This equity capital, obtained in June 1998, was primarily deployed during the quarter ended September 30, 1998 to pay the expenses of moving into our new facility, building our manufacturing, technology and sales infrastructure and financing the net loss from activity during that quarter, including the losses generated from the auction business.

      During fiscal 1999, the net cash provided by financing activities was approximately $3,023,000 obtained from borrowing, and common and preferred stock issuances as discussed below.

     In September 1998, we obtained our first credit facility, a $250,000 revolving line of credit, with a local banking institution. This facility was later raised to $350,000. Borrowings under this line of credit accrued interest at a rate of 8.75%, which was one percentage point above the lender's current prime rate. These funds were utilized to finance increased purchasing requirements to meet demand for our M2 Systems(TM) PCs, finance the general expansion of our working capital and for other development activity. This credit facility was paid off on August 25, 1999.

      In December 1998, we obtained additional equity capital of approximately $1,194,000 after financing expenses, as a result of additional shareholder warrant exercises that generated approximately $293,000 at $0.75 per share and the sale of additional common stock that generated approximately $901,000 at $2.10 to $3.00 per share ($2.31 per share average). These proceeds were used to pay down the bank line of credit and other indebtedness, finance increased production requirements, meet other operational needs and finance the net loss from activity during that quarter. A significant amount of these net proceeds remained in cash at December 31, 1998.

      In April 1999, we obtained approximately $869,000 of net equity funds through the sale of 10,895 shares of Series A Preferred Stock. The Series A Preferred is convertible into shares of common stock at a conversion ratio of 16 2/3 shares of common for each share of Series A Preferred converted, or one share of common for each $6.00 of preference value of the Series A Preferred. These proceeds were primarily used for increased inventory and accounts receivable.

      On April 19, 1999, we borrowed $500,000 from Aztore Holdings, Inc. for a one-year term at a fixed rate of 10%. The loan was evidenced by a note that was convertible into shares of common stock at a rate of $6.00 principal per share. We also issued Aztore Holdings a warrant to purchase 250,000 shares of our common stock as a condition to obtain the loan. We utilized the proceeds of this loan for inventory financing and accounts payable. This loan was repaid in full on August 25, 1999. Under the terms of the repayment, the warrant was cancelled.

      From time to time during fiscal 1999 we borrowed amounts from individuals, including Jeffrey I. Rassas, our Chief Executive Officer, and Stephen C. Herman, our President. The loans from Mr. Rassas and Mr. Herman were used primarily for working capital and did not exceed $30,000 from each at any time during the period.

      On August 25, 1999, we issued a $7,100,000 Subordinated Convertible Debenture ("Debenture") and a Warrant to purchase common stock ("Warrant") to JEM Ventures EBIZ, LLC for a total of $7,100,000. The Debenture is convertible into shares of Ebiz common stock at a conversion price of the lesser of (a) $7.4933 per share or (b) the average of the three lowest closing bid prices of the common stock during the 15 consecutive trading days prior to conversion. The Warrant is exercisable at any time prior to August 22, 2004 for the purchase of 60,000 shares of Ebiz's common stock at $7.4723 per share, 60,000 shares at $8.6219 per share and 125,000 at $6.3227 per share. The proceeds were used to secure a $5,000,000 letter of credit in favor of the holder of the Debenture, debt repayment and working capital. As the outstanding balance of the Debenture decreases, the amount of the letter of credit and corresponding cash collateral required to secure the letter of credit decrease, resulting in additional proceeds being available for working capital. Our ability to decrease the cash collateral for the letter of credit and obtain additional funds for working capital is contingent upon the holder converting the Debenture, which may occur at the holder's discretion, or our ability to pay down the Debenture with cash from other sources.

      Net Operating Loss Carryforwards. We have a net operating loss carry forward of approximately $3 million, over $2 million of which pertains solely to prior operations of Vinculum occurring prior to its acquisition of our predecessor, Genras. The utilization of the net operating loss incurred prior to June 1998 is subject to limitations, however, and may not be fully usable prior to its expiration. No deferred tax asset has been recognized in the Financial Statements due to the uncertainty of utilization.

      Fiscal 2000 Liquidity. We anticipate that our concentrated focus on our branded computer systems utilizing the Linux operating system will result in less revenue growth on a short-term basis than we have experienced historically. The anticipated decrease is a result of our expected shift away from high volume/low margin production and towards what we perceive to be higher margin opportunities of the Linux market. We expect both our revenue and margins to increase over the long-term as a result of our focus on the Linux based market. Our expenses are anticipated to ultimately increase as a result of expanded marketing and promotional activities and as we expand our technical capabilities. We anticipate financing these increased costs primarily through cash made available as the Debenture is converted into shares of common stock and from other capital raising activities. While we intend to take actions as necessary to manage our liquidity requirements, there is no assurance we will be successful. Our ability to meet our liquidity requirements through fiscal 2000 is dependent upon timely conversion of the Debenture (which is at the sole discretion of the holder), obtaining additional capital or both.

YEAR 2000 "Y2K" CONSIDERATIONS

         Prior to January 1, 2000, we addressed possible remedial efforts in connection with computer software that could be affected by the Year 2000 "Y2K" problem. The Y2K problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The cost of bringing our systems into Y2K compliance was less than $50,000.

         Since January 1, 2000, all of our operating systems, including invoicing and receiving, have been tested and are functioning normally. We have not experienced any impact on our day-to-day operations as a result of Y2K. We are unaware of any significant Y2K problems being experienced by the companies with which we do business. We are continuing to monitor our systems for any potential Y2K problem which may yet occur, but do not anticipate any such occurrence.

                                  OUR BUSINESS
OVERVIEW

         We develop and operate Internet e-commerce Web sites, and design, manufacture and distribute high-value, low-cost branded computer systems. See "Our Value Priced PC Brands" below for more information regarding our branded computer systems. Our computer systems are intended to appeal to specific, rapidly-growing segments of the computer industry. These segments include the business, small-office/home-office and consumer markets. Our vision is to "Accelerate the Alternatives(TM)" in personal and business computing by focusing primarily on the benefits and opportunities provided by utilizing the Linux operating system.

         We address the high-growth markets we target through an integrated business strategy that utilizes our Vertical Service Portals ("VSPs"), which are Internet Web sites targeted to a specific vertical market audience. See the sections captioned "Business Objectives and Strategies" and "Marketing" below for more information regarding our business and marketing strategies. Our VSPs provide meaningful content, value-added free services, resources, communication, links, training, support and information, combined with commercial product sales specifically focused to what we believe will be the targeted audience's interests. See the section captioned "Our Vertical Service Portals (VSPs)" below for more discussion of our VSPs. Our primary VSP, TheLinuxStore.com, offers our branded computer systems as well as other Linux based products

         While we believe we have the capability to succeed with our business plan, we are still an early stage company with limited operating history. Our prior two years of operations have resulted in losses. Our auditors have qualified their opinion to our financial statements to assume we will continue as a going concern. As a growing, early stage company, our ability to raise capital as well as increase our sales revenue will be critical to our ability to continue as a going concern. We are also concentrating the focus of our business on utilization of the Linux operating system and away from some of our past e-commerce strategies. We are limiting our operations with respect to systems not utilizing the Linux operating system to legacy customers. As a result, our gross revenues, as well as our operating expenses, have decreased. We anticipate our revenue reduction to be short-term and, due to focusing on Linux based products, that our gross margins will increase and our operating expenses stabilize. See the sections captioned "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" above for a discussion of capital constraints and other risks of our business.

         Ebiz is a Nevada corporation incorporated in June, 1998. Our predecessor, Genras, Inc., was incorporated in Arizona in May 1995. On June 1, 1998, Vinculum Incorporated, a non-operating company with an estimated 700 shareholders, acquired all the operating assets and liabilities of Genras for 5,000,000 shares of Vinculum common stock. Prior to the acquisition, Genras had no relationship with Vinculum. Vinculum was incorporated in Colorado in May, 1984 as VDG Capital Corporation and changed its name to Vinculum Incorporated in December, 1994. Vinculum filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in August 1991 and was discharged when its plan of reorganization was approved in July, 1994. Immediately following the acquisition of the Genras assets, the former Genras stockholders held approximately 87% of the outstanding shares of Vinculum's common stock. For financial accounting purposes, the acquisition was treated as a recapitalization with Genras as the acquirer. Ebiz was originally incorporated as a wholly owned subsidiary of Vinculum. Ebiz was originally incorporated with the name Vinculum Incorporated, changed its name to CPU MicroMart, Inc. in June 1998 and later changed it name to Ebiz Enterprises, Inc. in May 1999. In August 1998 Vinculum merged into Ebiz solely to change its domicile to Nevada. All information in this prospectus prior to June, 1998 reflects the operations of Ebiz's predecessor, Genras.

THE MARKET AND INDUSTRY

The E-Commerce Computer System Market

         The Internet has emerged as the significant interactive medium for communications, information and commerce. In its 1999 report, The Global Market Forecast for Internet Usage and Commerce, International Data Corporation ("IDC"), a market research firm, estimated that the number of Internet users making purchases over the Web will jump from 31 million in 1998 to more than 183 million in 2003. This will represent only 36% of all Web users, resulting in potential for even greater market penetration.

         Business-to-business trade on the Internet in the United States is predicted to increase from $43 billion in 1998 to $1.3 trillion in 2003, according to a December 1998 report from Forrester Research, Inc., a leading independent research firm. As intercompany e-commerce accelerates within industry supply chains, Forrester expects on-line business trade to surpass 9% of total U.S. business sales by 2003. Computing and electronic equipment are expected to remain one of the largest categories of goods traded between businesses, estimated to reach $395 billion in revenue by 2003.

         Lower-priced personal computers and the demand to connect to the Internet have had a strong impact on the U.S. consumer segment. In 1998, a total of 50 percent of U.S. households, had a PC. In 1995, just 27 percent of U.S. households had a PC. These percentages increased to 36% in 1996 and 43% in 1997. Home offices with multiple PCs are expected to increase from 7.8 million in 1998 to 12.1 million by 2002 per an IDC bulletin released in February, 1999. This expected growth is anticipated to create enormous opportunities for computer system and product vendors.

         We manufacture low priced computer systems for the business, small-office/home-office and consumer markets. We distribute these systems and related products through the Internet as well as other distribution channels. Because the products we market are targeted to these fast growing markets and because our methods of distribution are oriented to sales through e-commerce channels, we believe our operations will benefit from the trends discussed above.

The Linux Market

         Overview. Linux is a free Unix-type-computer operating system originally created by Linus Torvalds at the University of Helsinki in Finland. He began his work in 1991 when he released version 0.02 and worked steadily until 1994 when version 1.0 of the Linux Kernel was released. The current full-featured version is 2.2 (released January 25, 1999), and development continues.

         Linux is developed under the GNU General Public License and its source code is freely available to everyone. However, companies and developers may charge for the system and adaptations as long as the source code remains available. Linux may be used for a wide variety of purposes including networking, software development, and as an end-user platform. Linux systems are considered a viable, low-cost alternative to other more expensive operating systems.
         Due to the functionality and availability of the Linux system, it has become popular worldwide. A vast number of software programmers of the Linux system have taken the Linux source code and adapted it to meet their individual needs. At this time, there are numerous ongoing projects for porting Linux to various hardware configurations and purposes.

         The Rapidly Growing Linux Market. The Linux operating system is growing beyond the early adopter phase and reaching the mainstream business market. Active Linux users worldwide are estimated to be in excess of 10,000,000. Numerous hardware and software manufacturers have announced and have deployed Linux-based solutions.

         In a 1999 bulletin titled Linux Operating System Market Overview, IDC presented its first-ever forecast for Linux. Through 2003, total Linux commercial product shipments are predicted to grow faster than the total shipments of all other client or server operating environments monitored by IDC. IDC estimates Linux commercial shipments will increase at a compound annual growth rate ("CAGR") of 25% from 1999 through 2003. This growth rate estimate may be compared to an estimated 10% CAGR for all other operating environments combined and a 12% CAGR for all other server operating environments combined. IDC reports on only commercial shipments of Linux and is unable to track systems downloaded from the Internet at no charge.

         Linux has been used in academic and research environments since its inception for applications such as e-mail, Web servers, bulletin boards and research projects. In 1999, IDC expects more application vendors to port their offerings to Linux and hardware vendors to continue to expand their available product lines running Linux for server-side endeavors. Further, IDC believes that some desktop initiatives including an improved graphical user interface and increased desktop application availability have the ability to trigger interest in Linux as a desktop operating system by 2003.

         Linux servers are expected to have a larger impact on the worldwide server appliance market, according to Dataquest Inc., a unit of Gartner Group, Inc. in a July 1999 report. Dataquest estimates that by 2003, Linux servers will account for approximately 24 percent of worldwide server appliance revenue, or $3.8 billion, and 14 percent of server appliance shipments, or 1.1 million units. Linux servers are projected to represent 3.4 percent of worldwide traditional server revenue, or $1.9 billion and 8.1% of traditional server shipments, or 450,000 units by 2003.


         Our primary VSP, TheLinuxStore.com, is focused exclusively on providing Linux-based solutions, including computer systems, servers and products. We utilize the Linux operating system in our branded computer systems that we manufacture. We believe that our operations will benefit from the trend towards use of Linux-based solutions as discussed above due to our focus on the Linux market.

BUSINESS OBJECTIVES AND STRATEGIES

         We currently distribute three branded computer system lines:
Element-L(TM), M2 Systems(TM), and our newest line, PIA(TM). We market our systems through our VSPs and other distribution channels.

         Our strategic business objectives are to:

- Maintain our comprehensive VSPs that combine product marketing with community interests such as news, resources, links pre- and post-sales technical support, hardware service and customer service;

- Utilize our Linux product development expertise to continue product extensions within the Element-L(TM) and PIA(TM) product lines;

- Generate significant revenue to achieve financial targets through product sales as well as through technical support, service and training opportunities, customer services, Internet advertising, marketing and Web links;

- Expand sales, marketing, production and distribution of our branded product lines until they are internationally recognized leading PC brands; and

- Become a nationally recognized leader in e-commerce marketing and distribution of computer hardware and software products in the market niches we target through our VSPs.

         In order to meet these objectives, we will require additional funding to implement our planned sales, marketing and product development activities. We intend to deploy a marketing program focused on building our brand recognition. We expect to add to our sales, engineering, Linux consulting and service staff with the intent of increasing customer satisfaction. We also intend to enhance the performance capabilities of our products to produce competitive advantages.

         We believe that our distribution facility and sales and marketing expertise differentiates our operations by allowing us to provide true merchant qualities and capabilities, such as conducting our own purchasing, merchandising, order fulillment, supply-chain management, vendor marketing opportunities and product technical support functions.

         Our concept of e-commerce sites (our VSPs) that offer the targeted audiences with relevant content, free services and a quality shopping experience is a significant element of our business plan to market both our branded lines of systems and other products. We believe the key elements to implement our plan include:

- Providing a meaningful virtual community destination on the Internet with our VSPs. By providing the broadest spectrum of resource information, links and content to serve the needs of the virtual community, we believe we will provide common interest Internet destination points which will be a source for news and information as well as providing an opportunity for product purchases.

- Offering free value-added services. These services include e-mail forwarding, message boards, job and resume postings, home age redirects and other services. By providing free services with value to the community of customers we target, we believe we will develop goodwill and enhance both our VSP traffic and usefulness. Capturing customer information in our database from providing these services enables us to manage and track customer trends and preferences, which we believe will enhance our ability to respond quickly to consumer preferences.

   - Ensuring a secure and convenient shopping experience. Our e-commerce sites feature secure shopping facilities that are open 24 hours a day, seven days a week. Our VSPs may be reached from the customer's home or office and feature extensive browsing and search capabilities

   - Supplying an extensive selection of high quality products. We intend for customers to have a positive experience through our VSPs by ensuring that they find the product of their choice, backed with warranty and support services as required.

   - Providing efficiently priced products. We are committed to providing products that are competitively priced. We are continually seeking innovative ways to reduce the cost of our products and processes. We intend to pass the cost savings on to customers, without sacrificing quality service.

   - Delivering excellent customer service. We intend to provide the highest level of customer service from ordering to shipping, and offer pre- and post-sales support via the telephone, e-mail and online. We also offer online order tracking capabilities.

   - Developing customer loyalty. We are focused on developing and promoting customer loyalty, building repeat purchase relationships with our customers and maximizing the number of return visits to our VSPs by our customers.

   - Building brand leadership positioning. We are implementing integrated online and offline marketing strategies to enhance our brand recognition within the vertical markets we target, which include advertising, direct online marketing, trade shows and public relations activities.

OUR VERTICAL SERVICE PORTALS (VSPS)

         Our business strategy is to enhance sales of products through our Vertical Service Portals (VSPs), which are Web site locations targeted to a specific vertical market. Our VSPs are intended to provide a Web site destination that will attract a user with content and value added services as well as offer products.

         As an e-commerce company, we believe our ability to effectively develop, market and manage our VSP Web sites and develop our e-commerce initiatives is critical to our success. In fiscal 1999, we recorded approximately $190,000 of research and development costs related primarily to the development of our VSPs. By developing, marketing and managing these sites, we believe we will more effectively market our branded computer systems and other products. We have developed and are operating VSP sites and are continually developing and updating these sites, as well as developing new sites as market opportunities are identified. Our VSPs include:

TheLinuxStore.com

         The vision for TheLinuxStore.com is to be the definitive source for "Everything Linux," offering a large selection of Linux compatible technical products and related items, including Linux work stations, notebook and desktop computer systems, servers, hardware components and peripherals, software, books, resource material, apparel, training and support services. Through this VSP we distribute third party products and our Element-L(TM) and PIA(TM) lines. Revenue from TheLinuxStore.com is generated from product sales as well as additional services that include marketing fees paid by vendors, advertising, service, support and training.

         As a VSP, this site provides free services and content that we believe to be relevant, dynamic and timely, and that is designed to engage our customers and facilitate an ongoing relationship. This site provides customers with a Web destination where they can obtain news and information, purchase products, download software or graphics, participate in messaging forums and other community-related interaction. We attempt to motivate customers to return often by providing new and different content. This content includes up-to-the-minute Linux Headline News, Linux software downloads, a message board, job postings, search engine, knowledgebase, TheLinuxLab.com test center, a registry of people, jobs and projects, events and links to over 5,000 Web sites and resources available on the Internet.

         Our goal for this VSP is to combine the best of the community interests with commercial business opportunities of Linux. We intend to enhance and develop our Linux product offerings, but focus our near-term efforts on developing partnerships and relationships with manufacturers and suppliers of other Linux products and to distribute their products through this site.

         With site traffic exceeding one million hits per month, there are significant opportunities to generate advertising revenue on the site, primarily from vendors whose products are sold on the site. Near-term revenue opportunities also include charging a nominal fee for some of the services, such as dynamic DNS, e-mail forwarding and Web hosting, which are now provided at no charge.

         TheLinuxStore.com has consistently increased traffic since its inception in April 1999. We have received an average of over one million page views per month and recently have had as many as one million in one week. Our audience is comprised of IT and Web development professionals, software programmers, hardware engineers and Linux enthusiasts, resellers, systems integrators and VARs.

         We are preparing to launch an aggressive marketing and promotion campaign to increase awareness and traffic to our Web site. This includes online and print media advertising in all key Linux media, online direct marketing, public relations and trade show promotional activities. We have also implemented a series of sales promotions, which will continue on an ongoing basis to develop our customer database for marketing purposes. We intend to implement customer loyalty programs offering additional benefits and incentives to frequent customers.

         We participate as an active member of the Linux community and support open source development projects whose goals are to further market acceptance and to expand consumer awareness of the Linux operating system. Since our founding, TheLinuxStore.com has supported the Linux community, both locally and nationally. We are corporate sponsors of Linux International and have key staff members who are vital contributors to various open source projects, most notably, the Stampede Linux Development project. We support the Debian Linux development efforts, as well as local Linux user groups, the Arizona Software & Internet Association, Arizona Internet Professionals Association and Linux expositions and conferences.

EBIZmart.com


         The vision for EBIZmart.com is to provide "Everything for Business" over the Internet. Launched in January, 1999, this Web site is a business-to-business e-commerce portal dedicated to facilitating the sale of products and services specifically for the business customer. This includes computer systems, equipment and merchandise. The site provides content, business news, travel services, stock quotes, weather, a search engine, resources, links, events, calendar, education and training. This site is unique and operates as a business-to-business clearinghouse, allowing vendors to sell their product inventory direct to buyers over the Internet, without disrupting their existing distribution channels or retail pricing structures. This site encompasses three primary sales methodologies:


   - Auctions - for suppliers to offer products and prospective buyers to bid (place non-cancelable offers) for the merchandise;

   - Clearinghouse - for vendors to sell listed product inventory directly to buyers at a specified, below-market price;

   - Express Lane - for the sale of products that Ebiz has purchased, inventoried and resells as in-stock items.

         Products are indexed and categorized, promoted and highlighted in various ways to keep the content dynamic. Currently, there are over 3,000 individual items listed on EBIZmart.com ranging from computer hardware and software to office supplies, all at wholesale pricing direct to the business buyer. Other areas of this VSP include distribution of our M2 Systems(TM) products and EBIZ Travel, an in-house full service travel agency.

         A key asset of this VSP is the membership registration, whereby users of the site register and receive frequent site updates from us in the form of a newsletter. They also receive various product and service incentives as rewards for varying levels of purchases. We currently have a developed database of over 100,000 e-commerce/auction buyers.

         Revenue is generated from the sale of products that we purchase and resell, as well as from sales of our M2 Systems(TM) product line. We generate fees for product listings for Auction and Clearinghouse items, as well as travel-related commissions from EBIZ Travel. We also generate advertising revenue from banner ads and links.

         This VSP is being marketed to both vendors to list products as well as potential purchasers through an integrated sales and marketing program, heavily dependent upon our sales department's interaction with our current customer base. To generate customer traffic, we promote the site through public relations, online advertising on business-to-business Web sites (some via reciprocal advertising and affiliate agreements), professional purchasing associations, industry-related sites and through direct e-mail marketing.

OUR VALUE PRICED PC BRANDS

         We currently manufacture and distribute three lines, the Element-L(TM), the M2 Systems(TM) and the PIA(TM) brands.

   - Element-L(TM) Introduced in April 1998, our Element-L(TM) line offers one of the most comprehensive families of Linux-based systems on the market. The product line consists of nine distinct Linux-based systems, including Internet-ready multimedia desktop and notebook PCs, workstations, servers and high performance Alpha Systems. The entry-level Element-L(TM) "Ion" system is believed to be the lowest priced Linux-based computer system on the market.

     - M2 Systems(TM) M2 Systems(TM), introduced in April, 1998, was the first Internet-marketed sub-$1,000 Windows-based multimedia PC. These systems, priced from $399-$899, provide an alternative to expensive, brand-name computer systems and continue to re-define the low-cost pricing landscape. In addition to marketing M2 Systems(TM) on our EBIZmart.com and cpumicromart.com e-commerce Web sites, we market these systems through egghead.com, Computer Renaissance Stores, Onsale.com and other resellers. Our sales to all resellers accounted for approximately 59% of revenue in fiscal 1999. Our new production of M2 Systems(TM) will include the capability to "dual-boot" utilizing both the Windows and Linux operating system.

   - PIA(TM) In December, 1999, we launched our newest product line, the PIA(TM) (Personal Internet Appliance), which targets consumers and institutions such as schools and libraries seeking a full-service Internet access device. The PIA(TM) is a highly-stylized fully-configured desktop computer that utilizes the Linux operating system. The PIA(TM) is designed to enable users to surf the Web quickly, easily and affordably, exchange e-mail, play games, chat online and perform basic computing functions, such as word processing and spreadsheets. Because of the flexibility of the Linux operating system, the software pre-loaded on the PIA(TM) provides compatibility with Microsoft Word, Excel and PowerPoint documents. The retail price for the basic product is under $300, placing the device well within the reach of most consumers and institutions. The PIA(TM) product line extensions are anticipated to include additional configurations, upgrades and peripherals and can be configured to dual-boot and also utilize the Windows operating system.

MARKETING

         We accept sales orders directly via a secure shopping cart located on each of our VSPs. In addition, we employ a dedicated direct sales force who manage direct corporate and reseller sales opportunities. We also have a complete inhouse tele-sales department that takes incoming customer calls, referrals and inquiries generated by our various marketing activities or Web sites.

       Our marketing and promotion strategy is intended to:

           - Create, merchandise and manage comprehensive VSPs.

           - Build brand recognition and become market leaders with our VSP sites.

           - Generate significant market awareness for our products, our sites and Ebiz through integrated marketing programs.

           - Effectively position and promote our products and our VSP sites to their target audiences to increase consumer traffic to our sites, add new customers, stimulate demand and generate revenue.

           - Develop e-commerce and Internet service revenue from technical support, service and training, advertising fees, links and content providers.

           - Leverage our strategic partnerships with vendors, industry experts and distribution partners to effectively merchandise, market and promote our initiatives.

           - Establish a comprehensive database in excess of 1,000,000 customers, and build strong customer loyalty to maximize repeat purchases.

           - Establish evaluation and accountability processes to manage our VSP sites and measure the results of marketing programs and sales support activities.

         Establish Corporate and Brand Positioning. With our business interests serving three diverse markets, we believe that it is necessary to quickly establish and maintain a strong brand presence and communicate corporate and brand positioning for each of our initiatives. We are implementing a comprehensive sales and marketing program to promote Ebiz and our brand names.

         Advertising in online and offline media will be utilized to support all of our e-commerce initiatives and to build brand recognition. Print media advertising campaigns are used in targeted trade, business and consumer publications based on the perceived needs of the targeted customers.

         Public and media relations activities have been used extensively, targeting key online, print and broadcast media to generate visibility and awareness of our VSP sites, our products and our brands. We distribute newsworthy information on a timely, consistent basis and produce professional electronic and printed press materials and manage an accurate media contact database in-house.

         Trade shows are used throughout our marketing program where appropriate to create brand awareness, primarily among specific vertical market groups or Internet industry associations. To enhance our corporate positioning and perception, we intend to expand our presence at the select shows we attend, providing a multimedia presentation theater format and individual demonstrations and to interact extensively with the press and sales promotions to generate traffic and consumer excitement. To ensure consistency of message, all trade shows revolve around a central theme or concept that is key to the positioning of our new and featured products.

         Direct Marketing and Sales Promotion Programs. We intend to develop targeted customer retention and promotion programs designed to reward frequent customers. A Database/Direct Marketing Program has been established for each VSP site to enable us to develop community databases, which can be marketed to cross-sell, re-sell and up-sell our products. This will be accomplished through product registrations, Web customer registrations and newsletter lists. Customer information will be captured into an enterprise-wide customer database system, which will then be able to be accessed by the sales team for follow-up and reporting.

         From this database, we intend to address many marketing activities, including lead management and database marketing. Our goal will be to segment this database and communicate with key segments on a weekly or bi-weekly basis at a minimum. We will promote new products and enhancements, promotions, training opportunities, sales events and other activities, through direct mail, with a strong, compelling call to action that motivates a direct response that can be effectively tracked.

         Internet Marketing. To direct traffic to our VSP sites, we have created inbound links that connect directly to our Web sites from search engines and other sites. Potential customers can simply click on these links to become connected to our VSPs from search engines and community and affinity sites. In addition, in order to increase exposure on the Internet and directly generate sales, we intend to develop an affiliates program, whereby we compensate our registered affiliates for any sales generated via their link to our Web site.

CUSTOMER SERVICE

         Our customer service department includes customer service and technical support representatives. Our customer service representatives are available from 8:00 a.m. to 6:00 p.m. Mountain Standard Time, Monday through Friday to assist customers in placing orders, finding desired products and registering credit card information. Technical support representatives assist customers in setting up, configuring and troubleshooting our branded products, and provide return material authorizations for defective products. We provide technical support over the telephone, via e-mail and online. We also provide comprehensive user documentation, online tutorials and a detailed database of product-related problems and solutions.

         Both customer service groups are a valuable source of feedback regarding user satisfaction. Our VSP sites also contain customer service pages that outline store policies and provide answers to frequently asked product questions.

INFORMATION TECHNOLOGY

         The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent service and new product announcements, product enhancements and changing customer demands. Accordingly, our success depends upon our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards, and to continually improve the performance, reliability and features of our products and service. We have implemented a broad array of scaleable site management, search, customer interaction and distribution services systems that we use to process customers' orders and payments. These systems use a combination of our own proprietary technologies and commercially available licensed technologies. The systems that we use to process customers' orders and payments are integrated with our accounting and financial reporting systems. We focus our internal development efforts on creating and enhancing the specialized, proprietary software that is unique to our business.

         Our systems have been designed on industry standard architectures and have been designed to reduce downtime in the event of outages or catastrophic occurrences. Our systems provide 24-hour-a-day, seven-day-a-week availability. Our system hardware is located in our Scottsdale, Arizona facility.

PRINCIPAL SUPPLIERS, CUSTOMERS AND STRATEGIC ALLIANCES

         Our principal suppliers have over the past two years included Ingram Micro, Inc., Synnex Information Technologies, Inc. and Elitegroup Computer Systems, Inc. As we focus more on producing computer systems utilizing the Linux operating system, we anticipate that suppliers such as SuperMicro Computer, Inc., Intelligent Computer Periphexalo, Cobalt Networks, Inc. and Corel Corporation will become significant suppliers to Ebiz.

         We have entered into a distribution and licensing agreement with Corel Corporation under which we will distribute the WordPerfect(R) 8 word processing program pre-loaded onto certain of our Element-L(TM) and PIA(TM) systems. This agreement is for a twelve-month period, which commenced in September, 1999. The agreement may be extended for an additional twelve-month term or sooner canceled under certain conditions.

         We have historically had a concentration of customers. In fiscal 1999, sales to egghead.com accounted for 26% of total revenues and to Fred Meyer Food Stores accounted for 15% of the total revenue. See "NOTES TO FINANCIAL STATEMENTS - NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONCENTRATION OF CREDIT RISKS." We believe that in the future our customers will become more diverse and that the level of concentration will diminish.

COMPETITION

         The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. We currently or potentially compete with a variety of other companies in each of our targeted market niches. Although we believe there may be opportunities for several providers of products and services similar to ours, a single provider may dominate any of our markets. We expect that additional companies will offer competing e-commerce solutions in the future.

         The Emergence of Linux Portals. Several Linux based Web site portals which offer technical news, software downloads, Web site tools, resources, links and services, as well as product marketing, have been recently developed. The sites highlight the growing competition in the open-source world, and among Linux operating system developers in particular. There are numerous Linux portals offering information, software, services and resources. The sites that offer some of the same content or services as TheLinuxStore.com include justlinux.com, LinuxLinks.com, LinuxStart.com, Linux.org, linux.com, Linuxmall.com, FirstLinux.com, LinuxToday.com, Slashdot.org, Freshmeat.com and linuxbandwagon.com. Sites that directly compete with TheLinuxStore.com in content, services and products included RedHat.com, valinux.com and penguin.com.

         Now considered a legitimate challenger to Windows and Unix, particularly as dedicated single-purpose servers (such as a Web server), Linux itself is both free of charge and free to modify as any user desires. Several companies are building business models around Linux by selling customer service, technical support and applications with the system. These include Red Hat, Inc. and VA Linux Systems, Inc. Red Hat has dominated this market by entering into distribution agreements with large hardware makers such as IBM and Dell resulting in it accounting for approximately 56 percent of operating systems of all Linux servers shipped last year, according to IDC.

         Low-cost PC/Appliances. In the emerging low-end PC and "appliance" market, new competitors are emerging with frequency, primarily due to the bundling and strategic partnerships with online service providers marketing "free PC's" with a multi-year service commitment. Current market entrants include Netpliance, E-Machines, Free PC and Free iMac. Major competitors in the PC manufacturing segment include Dell Computers, Gateway Computers, IBM, NEC, Compaq and others. Ebiz intends to compete in the value priced range of PCs and believes it can be successful by offering uniquely styled, quality products and effective technical support at competitive prices.

         Business-to-Business Auctions, Clearinghouse/Wholesalers. In the business-to-business clearinghouse market in which EBIZmart.com engages, numerous sites offer products available for auction and numerous business-to-business product reselling and resource Web sites are available. Currently, there is no known e-commerce portal dedicated to providing content, links, services and business-to-business sales of merchandise through all three purchasing methods we provide, although we believe additional companies will offer these solutions in the future. We believe that we are uniquely positioned to make this VSP successful. Indirect competitors of EBIZmart.com in addition to those above include a growing list of e-commerce content and merchant sites. There is a growing number of purchasing utility and assistant programs and sites attempting to establish themselves as procurement and distribution utilities. These sites and programs are anticipated to compete with our VSP features and tools.

         We will also compete with several large computer product distributors including CDW, Gateway Computers, Dell Computers and, to some degree, our customers and suppliers such as Insight, Hamilton Avnet and others. We intend to focus on our niche of procuring and merchandising surplus computer products and believe that we can successfully compete with other distributors in this segment.

INTELLECTUAL PROPERTY

         We rely primarily on trademark and copyright laws to protect our intellectual property. We also enter into confidentiality and nondisclosure agreements with our employees and others, and generally control access to our proprietary information.

         We have filed with the United States Patent and Trademark Office for trademark/service mark registration of "EbizMart," "M(2) Systems ," "CPU MicroMart," and others. We are in the process filing registrations for "Element-L Systems," "TheLinuxStore.com," "PIA," "PlanetPIA.com," "Accelerating the Alternatives," "Performance to the Next Power" and other trademarks/service marks used or anticipated to be used in our business. We have registered Internet domain names for each of our current VSP sites as well as numerous others. Additional filings and domain registrations are anticipated, including variations of the above marks and names.

FACILITIES

         We currently lease 30,000 square feet of office and warehouse facilities located in Scottsdale, Arizona. Approximately 10,000 square feet of the facility are utilized for administrative and sales offices and the remaining 20,000 square feet are utilized for warehouse and manufacturing. The lease on the facility is for a term through July 2001, with a current annual rental payment of approximately $175,000.

EMPLOYEES

         As of December 31, 1999, we had a total of 57 full-time employees, including 27 administrative, 12 sales and 18 manufacturing employees. Our employees are not covered by any collective bargaining agreements, and we consider our relationship with our employees to be good.

LITIGATION

         Ebiz is not involved in any current litigation. Miscellaneous claims, including breach of a license agreement, a claim by a former employee and certain trademark infringements are outstanding. Management believes that all such matters are within ordinary levels for an organization of our size and nature. Management believes that these disputes will be resolved without a materially adverse consequence to Ebiz.

                                   MANAGEMENT

       The directors and executive officers of Ebiz are:

             NAME                  AGE     POSITION
             ----                  ---     --------
             Jeffrey I. Rassas     37      Director and Chief Executive Officer
             Stephen C. Herman     45      Director and President
             Donald B.  Altvater   54      Vice President and Controller
             Larry Phillips        33      Vice President, Sales

DIRECTORS AND EXECUTIVE OFFICERS

         Jeffrey I. Rassas, Director and Chief Executive Officer, is the founder of Ebiz and has been its Chief Executive Officer since its inception in 1995. Between 1989 and 1995, Mr. Rassas owned and operated The Wilsaac Group, Inc., d/b/a DLC Consulting, an employee leasing and office services outsourcing firm with offices in Phoenix, Tucson, Los Angeles, Century City and Irvine. He arranged the sale of the Arizona offices to Dynamex, a division of Air Canada, in 1993 and the California offices to another buyer in 1995. Prior to DLC Consulting, from 1985 to 1989, Mr. Rassas co-founded ITS Travel Group, Inc., which grew into the third largest travel agency in Arizona before it was sold in 1989. From 1982 to 1985, Mr. Rassas held the position of Magnetics Engineer at CTM Magnetics. Mr. Rassas holds an electrical engineering degree.

         Stephen C. Herman, Director and President, joined Ebiz in September of 1997. Mr. Herman has approximately 20 years of computer and electronics distribution and sales experience. Between 1995 and 1997 he was a Vice President and Divisional General Manager for Globelle Incorporated. From 1992 to 1995, he was the Vice President of Sales for Insight Direct. His responsibilities included three specialty divisions. Between 1989 and 1992, Mr. Herman was the Director of Sales for Technology Marketing Group, a predecessor to Globelle. Between 1987 and 1989, Mr. Herman also was President and founder of Computer Solutions, Inc. ("CSI"), a five location corporate reseller servicing Fortune 1000 customers, which grew to $80 million in revenues by its second year. CSI was sold to Valcom in 1989, and Mr. Herman became President of Valcom Southwest, a wholly-owned subsidiary of Valcom.

         Donald B. Altvater, Vice President and Controller, joined the Ebiz in January 1999. Mr. Altvater has over 20 years of experience in financial, operations and marketing management in the electronics and communications industries with GTE and Fujitsu. He began his career with GTE International in 1971 and held a series of increasingly responsible positions with GTE companies that culminated in his appointment in 1987 as Vice President - Finance of Fujitsu GTE Business Systems, a joint venture between those two corporations. In 1989, Mr. Altvater was named Vice President and Chief Financial Officer of Federal Business Systems, a Fujitsu subsidiary. After electing early retirement in 1992, he managed two private companies in which he had an ownership interest. In 1996, Mr. Altvater became Controller of Refrac Systems, a privately held metallurgical engineering company and continued in that position until joining Ebiz in 1999. He holds a Bachelor of Science degree in Mathematics (magna cum laude) and Economics (cum laude) from Tufts University and an M.B.A. from the University of Chicago Graduate School of Business.

         Larry Phillips, Vice President, Sales, joined Ebiz in May 1999 and brings over a decade of experience in developing sales teams as well as lucrative business opportunities. He is responsible for developing and managing sales and customer service operations. Mr. Phillips was the General Sales Manager of PC Wholesale, Inc., a computer hardware and software distributor from 1997 until he joined Ebiz. Mr. Phillips was responsible for over $60 million in revenue and recruited, hired and trained staff and ran the day-to-day operations, including product sourcing and P & L, for the Minneapolis office. From 1992 to 1997 he served as Director of Sales for Globelle Incorporated, where he was responsible for nearly $170 million in sales and oversaw five branch offices. Mr. Phillips began his career with Piper Jaffrey in1989, where he was responsible for corporate pension plans and individual investor portfolios. He holds a Bachelors of Science Degree in Finance and Economics from St. Cloud State University in Minnesota.

EXECUTIVE COMPENSATION

       The following table is based upon compensation for the calendar years ended December 31, 1998, 1997 and 1996.

                                          ANNUAL
                                      COMPENSATION(1)

NAME                              SALARY           BONUS
----                              ------           -----

     Jeffrey Rassas        1999       $96,000          $ 9,000
     Chief Executive       1998       $72,000          $10,000
     Officer               1997       $72,000          $60,000


     Stephen Herman        1999       $96,000          $ 9,000
     President             1998       $72,000          $10,000
                           1997       $12,000(2)          --

     (1) Excludes distributions for payment of personal income taxes resulting from Ebiz electing Subchapter S status, which election was terminated in June, 1998.

     (2) Based on employment from September through December 1997.

STOCK OPTION PLAN

         Ebiz's Board of Directors adopted, and its shareholders approved, effective August 1998, the 1998 Equity Incentive Plan (the "Plan"). The purpose of the Plan is to promote the interests of Ebiz and to motivate, attract and retain the services of persons upon whose judgment, efforts and contributions the success of Ebiz's business depends. A further purpose of the Plan is to align the personal interests of such persons with the interests of shareholders of Ebiz through equity participation in its growth and success. The Plan provides for granting options, incentive stock options and restricted stock awards, or any combination of the foregoing for up to 1,000,000 shares of Ebiz's common stock. As of December 31, 1999, a total of 477,000 stock options were outstanding of which 195,500 were vested under the Plan. A total of 150,000 options to purchase shares under the Plan have been exercised.

EMPLOYMENT AGREEMENTS

         Ebiz has no employment agreements with its executive officers.

DIRECTOR COMPENSATION

         All authorized out-of-pocket expenses incurred by a director on behalf of Ebiz are subject to reimbursement. Ebiz is currently negotiating compensation packages for additional non-management directors to join the Board.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of September 30, 1999, the ownership of each person known by Ebiz to be the beneficial owner of five percent or more of Ebiz's Common Stock, each officer and director individually, and all officers and directors as a group. Ebiz has been advised that each person has sole voting and investment power over the shares listed below unless otherwise indicated.


                                                                      PERCENT OF
                                                                      BENEFICIAL
      NAME AND ADDRESS OF OWNER          NUMBER OF SHARES            OWNERSHIP(1)
      -------------------------          ----------------            ------------

      Jeffrey I. Rassas(2)                1,808,212                    24.13%
      15695 North 83rd Way
      Scottsdale, Arizona 85260

      Stephen C. Herman(3)                1,814,212                    24.21%
      15695 North 83rd Way
      Scottsdale, Arizona 85260

      All Directors and
      Officers as a Group                 3,622,424(2)                 48.34%
      (2 persons)

     (1) Based upon 7,493,112 shares of common stock being issued and outstanding or committed to be issued as of December 31, 1999.

     (2) Mr. Rassas holds his shares beneficially through Hayjour Family Limited Partnership.

     (3) Mr. Herman holds his shares beneficially through Kona Investments Limited Partnership.

                              CERTAIN TRANSACTIONS

         Effective as of June 1, 1998, Ebiz's predecessor, Vinculum, acquired substantially all of the assets and assumed the liabilities of Genras in exchange for 5,000,000 shares of its common stock. The 5,000,000 shares were distributed by Genras to its shareholders as follows: Jeffrey I. Rassas - 2,250,000 shares, Stephen C. Herman - 2,250,000 shares and Thomas A. Cifelli - 500,000 shares. Ebiz also agreed to reimburse, on a net after-tax basis, any income tax liability of the Genras shareholders related to the period of January 1, 1998 through the date of acquisition. After the acquisition, Mr. Cifelli was an officer and shareholder of Ebiz. Mr. Cifelli's relationship as an officer of Ebiz was terminated in January, 1999. Fox & Company Investments, Inc., a NASD registered broker-dealer with which Mr. Cifelli was affiliated, received 187,500 shares of common stock in connection with this transaction for investment banking advice and services related to the transaction. Aztore Holdings, Inc., the majority shareholder of Vinculum prior to the acquisition, entered into an agreement with Ebiz to be compensated in the event Ebiz obtains benefit from a prior net operating loss of Vinculum.

         Michael S. Williams, then a director of Ebiz, and Lanny Lang provided consulting services to Ebiz commencing in November, 1998. The consulting services were performed by the individuals in their capacities as employees of Aztore. Aztore was compensated $84,600 in cash and stock grants ($22,700 cash and 31,325 shares) for these services and Mr. Williams and Mr. Lang were granted options to purchase 30,000 and 20,000 shares, respectively, of Ebiz common stock at $1.00 per share. The grant was made under the Ebiz 1998 Equity Incentive Plan for consulting services performed.

         In April, 1999, Aztore, whose president, Michael S. Williams, was then a director of Ebiz, loaned $500,000 to Ebiz, which was evidenced by a Secured Convertible Subordinate Note ("Note"). The Note was issued at a 10% interest rate, was secured by the grant of a security interest in certain of Ebiz's assets and was convertible into shares of common stock at one share per $6.00 amount of principal obligation. Ebiz also issued Aztore a warrant certificate which entitled Aztore to purchase 250,000 shares of Ebiz's common stock at $6.00 per share. In August 1999, Ebiz and Aztore agreed to cancel the warrant and to full payment of the Note with interest for total consideration of $629,165. Aztore also exercised the option, as assigned to it by Messrs. Williams and Lang, to acquire 50,000 shares of Ebiz's common stock for $1.00 per share.

         From time to time Ebiz has borrowed funds from Jeffrey I. Rassas and Stephen C. Herman to meet working capital needs. These loans generally bear interest of 10% and are payable on demand. At December 31, 1999, approximately $72,000 had been borrowed from Mr. Rassas and approximately $52,716 from Mr. Herman.

         Ebiz's general policy for entering into transactions with directors, officers and affiliates of the Company that have a financial interest in the transaction is to adhere to Nevada corporate law regarding the approval of such transactions. In general, a transaction between a Nevada corporation and a director, officer or affiliate of the corporation in which such person has a financial interest is not void or voidable if the interest is disclosed and approved by disinterested directors or shareholders or if the transaction is otherwise fair to the corporation.

                        DESCRIPTION OF EBIZ'S SECURITIES


         Ebiz is a Nevada corporation and is authorized to issue 70,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of December 31, 1999, 7,366,197 shares of common stock were outstanding, 126,915 shares of common stock were pending issuance and 60,000 shares of preferred stock had been designated as Series A Preferred, of which 10,895 shares were issued and outstanding and convertible into 181,583 shares of common stock. The rights, preferences, privileges and limitations of the undesignated preferred stock may be determined by the Board of Directors, and may be issued in more than one series. As of December 31, 1999, Ebiz had a total of 477,000 options granted under the Plan outstanding, of which 195,500 were vested. Each option under the Plan is exercisable for one share of its common stock. As of December 31, 1999, Ebiz had committed to issue additional warrants for the purchase of 222,000 of its shares at prices ranging from $4.5375 to $8.25. As of December 31, 1999, Ebiz had outstanding warrants to purchase 350,730 shares of its common stock which were exercisable at prices ranging from $2.10 to $8.6219 per share, and a debenture which is convertible into a minimum of 947,260 shares.




COMMON STOCK

         The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of Ebiz. In addition, holders are entitled to ratably receive dividends, if any, as declared from time to time by the Board of Directors out of funds legally available for payment of dividends. No dividends are payable on the common stock until all accrued but unpaid dividends on the outstanding Series A Preferred shares have been paid. In the event of the dissolution, liquidation or winding up of Ebiz, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities of Ebiz and the preference amount distributable to the holders of the Series A Preferred Shares. The holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares.

         Under the terms of Ebiz's bylaws, except for any matters which, pursuant to Nevada law, require a greater percentage vote for approval, the holders of a majority of the outstanding common stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of Ebiz's shareholders. Except as to any matters which, pursuant to Nevada law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the common stock present in person or by proxy at any meeting (provided a quorum is present) is sufficient to authorize, affirm or ratify any act or action, including the election of the Board of Directors.

         The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of common stock can elect all of the directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of common stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

         In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Nevada law and Ebiz's bylaws provide that shareholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of Ebiz entitled to vote on the action. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the shareholders will be given to those shareholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by shareholders and to reduce the corporate expense associated with special meetings of shareholders.

PREFERRED STOCK

         Under Ebiz's Articles of Incorporation, additional shares of preferred stock may, without any action by the shareholders of Ebiz, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board of Directors has the power, without shareholder approval, to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of preferred stock (subject to the preferences of the Series A Preferred shares discussed below) issued in the future, which could adversely affect the voting power or other rights of the holders of common stock.

         The Board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a person or group to gain control of Ebiz. Ebiz has no present plans to issue any shares of preferred stock other than the Series A Preferred.

SERIES A 10% CONVERTIBLE PREFERRED STOCK

         The holders of the Series A Preferred have preference in payment of dividends and in liquidation distributions (to the extent of $100 per share) over Ebiz's common stock.

         Each share of Series A Preferred, which was purchased at $100 per share, is convertible into shares of Ebiz's common stock at a conversion ratio of one share of Series A Preferred to 16 2/3 shares of common stock. Upon conversion, a Series A Preferred holder would exchange $6.00 of the amount paid for the Series A Preferred for each share of common stock received. The conversion ratio of the Series A Preferred is to be adjusted to prevent dilution in the event of any stock splits, stock dividends (except dividends payable on the Series A Preferred) or other adjustments to Ebiz's capital structure. Ebiz may redeem the shares of Series A Preferred at $100 each, plus accrued and unpaid dividends, if the closing bid of Ebiz's common stock is in excess of $9.00 for 20 out of 30 consecutive trading days. In the event the closing bid of the common stock is at a price equal to or in excess of $13.50 for 20 out of 30 consecutive trading days, the shares of Series A Preferred shall automatically convert into common stock of Ebiz.

         Each share of Series A Preferred has a $10 (10%) annual, cumulative dividend accruing each January 1, April 1, July 1 and October 1, commencing on April 1, 1999. Ebiz may, in its discretion, pay dividends in whole or in part in common stock. If dividends are paid in Ebiz's common stock, the value is be based on the five-day average closing bid price ending on the trading day immediately preceding the accrual date.

         In the event of any "Liquidation Event," the holders of the Series A Preferred will be entitled to receive $100 per share, plus any cumulative but unpaid dividends accrued thereon before the holders of common stock receive any distributions. Ebiz may not establish a series of preferred superior to the Series A Preferred. A "Liquidation Event" means any liquidation, dissolution or winding-up of Ebiz and, unless approved by the holders of the Series A Preferred as a class, any consolidation or merger of Ebiz where the holders of Ebiz's common stock (on a fully diluted basis) own less than a majority of the outstanding voting stock of the entity resulting from the merger or consolidation.

         Holders of shares of Series A Preferred will generally vote with the holders of common stock as a class on all matters except for matters where vote as a class is specified. The holders of the Series A Preferred are entitled to 16 2/3 votes per share when voting on matters as a class with the holders of the common stock into which such shares are convertible.

         Ebiz is prohibited, unless approval of the holders of a majority of the Series A Preferred shares are obtained, from (a) entering into any sale, lease or assignment of substantially all of Ebiz's assets, any consolidation or merger, any reclassification or recapitalization of its capital stock or any dissolution, liquidation or winding-up unless the holders receive value equal to 200% of the liquidation preference plus accrued dividends; (b) effectuating any purchase or redemption of common stock other than purchases upon termination of employment or affiliation with Ebiz; (c) issuing any shares superior to or on parity with the Series A Preferred as to liquidation and dividend preferences;
(d) declaring or paying dividends or making any other distribution (other than a dividend payable on shares of common stock) to holders of the common stock; or
(e) changing the authorized capital stock of Ebiz.

DEBENTURE AND WARRANT

         Ebiz has outstanding a $7,100,000 9% Subordinated Convertible Debenture ("Debenture") and a Warrant to Purchase Common Stock ("Warrant").

         The Debenture is due February 24, 2002 and is convertible into a minimum of 947,260 shares of Ebiz's common stock . The holder may convert up to $394,444 face amount of the Debenture upon issuance and up to $394,444 on each monthly anniversary date thereafter (each, a "Due Date"). Any amount not converted accumulates and may be converted thereafter. However, the holder is prohibited from converting any amount of the Debenture which would cause the holder's total ownership of common stock to equal five percent or more of the total shares outstanding. The per share conversion price is equal to the lesser of (a) $7.4953 or (b) the average of the three lowest closing bid prices of Ebiz's Common Stock for the 15 consecutive trading days ending on the trading day immediately preceding submission of a notice to convert by the holder. In the event the closing bid price of Ebiz's Common Stock is less than $7.4953 per share at any time during the five trading days preceding a Due Date, Ebiz has the right to redeem for cash the monthly conversion amount of the Debenture (in lieu of allowing the holder to convert such amount) at premiums ranging from 105% to 108%. The Debenture is secured by a letter of credit issued by Bank One Arizona, NA in the initial amount of $5,000,000. The required amount of the letter of credit decreases by $.7042 for every $1 of principal reduction of the Debenture whether the reduction occurs by conversion or redemption.

         The Warrant is exercisable for the purchase of 245,000 shares of Ebiz's common stock - 60,000 at $7.4723 per share, 60,000 at $8.6219 per share and 125,000 at $6.3227 per share. The Warrant is exercisable at any time prior to August 22, 2004.

OPTIONS AND OTHER WARRANTS


         As of September 30, 1999, 105,730 warrants in addition to the Warrant described above were outstanding, which consist of 10,000 warrants expiring on December 21, 2003 with a $3.00 per share exercise price, 86,644 warrants expiring December 10, 2000 with exercise prices ranging from $2.10 to $3.00 per share, and 9,086 warrants expiring February 28, 2002 exercisable at $7.20 per share. As of December 31, 1999, Ebiz had outstanding 477,000 options granted to employees and consultants with exercise prices ranging from $1.00 to $6.00 per share, of which 195,500 had vested. Each outstanding warrant and option is exercisable for one share of Ebiz's common stock. Also as of December 31, 1999, Ebiz had committed to issue additional warrants to purchase 222,000 share of its common stock, 55,000 at $4.5375, 55,000 at $4.15625, 55,000 at $6.1875 and
55,000 at $8.25, which expire October to December, 2003.


TRANSFER AGENT

         The transfer agent for Ebiz's common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Ebiz currently has 7,493,112 shares outstanding and will have a total of 11,006,612 shares outstanding assuming (a) conversion of the Debenture into 3,076,917 shares, (b) exercise in full of the Warrants and other warrant exercisable for shares registered in the offering, and (c) conversion of all outstanding Series A Preferred. All the shares being registered under the registration statement of which this prospectus is a part will be freely transferable by persons except "affiliates" of Ebiz, as that term is defined under the Securities Act, without restriction or further registration.


         Ebiz has agreed to register 334,678 additional shares of its common stock for resale by certain securityholders. Of these 334,678 shares, 18,948 are outstanding and 315,730 are underlying outstanding warrants. Ebiz anticipates that it will register its Stock Option Plan and the shares of its common stock underlying the options granted under such plan in the near term. Ebiz also anticipates that it will issue additional shares of its common stock in the near term in exchange for equity investments and services and that it may agree to register such shares. The number of newly issued shares could be substantial.



         Ebiz currently has outstanding 5,377,186 shares of "restricted securities" of which 1,754,762 are currently or relatively soon will be eligible for resale under Rule 144(k). The remaining 3,622,424 shares of restricted securities are held by Mr. Rassas, the Chief Executive Officer, and Mr. Herman, the President of Ebiz. These shares are eligible for resale under Rule 144, subject to applicable volume limitations.


         Ebiz is unable to estimate the number of shares that may be sold in the future by its existing securityholders or the effect, if any, that sales of shares by such holders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing shareholders could adversely affect prevailing market prices. See "RISK FACTORS - Future sales of our common stock could cause our stock to decline in price." for additional discussion concerning this risk.

                              PLAN OF DISTRIBUTION

         Securityholders whose shares of common stock are being registered with this prospectus may sell or distribute their common stock directly or indirectly in transactions through underwriters, brokers, dealers or agents, as they determine. The securityholders may also transfer, devise or gift their shares by other means not described in this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the securityholders may sell such shares pursuant to Rule 144 rather than pursuant to this prospectus. They may sell their shares through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the shareholders. These securityholders are not restricted as to the prices at which they may sell their shares, and sales at less than market price may depress the market price of Ebiz's common stock. These securityholders are also not restricted as to the number of shares they may sell at any one time. It is possible that a significant number of shares being sold at the same time may also depress the price of Ebiz's common stock.

          There are no contractual arrangements between or among Ebiz and any of the securityholders, other than JEM Ventures EBIZ. In connection with our issuance to JEM Ventures EBIZ of the Debenture and the related Warrant, we provided certain registration rights, and have filed a registration statement with the SEC. This prospectus forms part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective until this prospectus is no longer required for the holder of the Debenture and the related Warrant to sell the shares of common stock issuable upon conversion thereof. We have also agreed to indemnify and hold the holder of the Debenture and related Warrant harmless from and against certain liabilities under the Securities Act that could arise in connection with their sale of the underlying shares of common stock and have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement.

          No professional underwriter in its capacity as such will be acting for the securityholders. We anticipate that the sale of common stock by the selling securityholders will be made through customary brokerage channels. However, the distribution of the common stock may be effected from time to time in one or any combination of the following transactions (which may involve crosses or block transactions): (i) in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market (including on any national security exchange or quotation service on which the common stock may be listed at the time of sale, including the Nasdaq Smallcap Market), or any privately negotiated transaction, (iii) through the granting of options on the common stock (whether such options are listed on an options exchange or otherwise),
(iv) by pledge to secure debts or other obligations, or (v) to cover short sales made pursuant to this prospectus. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

          In effectuating sales, brokers or dealers engaged by the securityholders may arrange for other brokers or dealers to participate in the resales. The securityholders may enter into hedging transactions with broker-dealers and in connection with those transactions, broker-dealers may engage in short sales of the shares. The securityholders may also sell the shares short and deliver shares to close out such short positions. The securityholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The securityholders may also pledge the shares to a broker-dealer or other person to secure obligations, and upon default, the pledgee may effect sales of the pledged securities pursuant to the prospectus.


         If the securityholders effect any of these transactions by selling common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved). The securityholders and any brokers, dealers or agents that participate in the distribution of the common stock might be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any NASD broker-dealer selling common stock offered under this prospectus cannot receive compensation (calculated as the difference between the purchase and resale price of the common stock) in
excess of    % on principal transactions or in excess of normal and ordinary
brokerage commissions, which, in any event, may not exceed    % of the sale
price, for agency transactions.


         A securityholder may pledge its common stock from time-to-time in connection with such securityholder's financing arrangements. To the extent any such pledgees exercise their rights to foreclose on and sell the underlying common stock, such pledgees may be deemed underwriters with respect to such common stock and sales by them may be effected under this prospectus.

         Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the common stock may not simultaneously engage in market making activities with respect to the common stock, depending on the circumstances, for five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the securityholders

         Under the securities laws of certain states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                     EXPERTS

         The financial statements of Ebiz as of June 30, 1998 and 1999 and for each of the two years in the period ended June 30, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of such firm as experts in accounting and auditing in rendering the reports. Reference is made to such report, which includes an explanatory paragraph with respect to the uncertainty regarding Ebiz's ability to continue as a going concern as discussed in the Note 1 to the financial statements.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock offered will be passed upon by Ebiz's legal counsel, Lewis and Roca LLP, Phoenix, Arizona.

                             ADDITIONAL INFORMATION

          Ebiz has filed with the Commission a registration statement on Form SB-2 under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information, please refer to the registration statement, including the exhibits filed or incorporated as part thereof. The registration statement and exhibits are available for inspection without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. All statements contained in this prospectus are qualified in their entirety by such reference.

                             REPORTS TO SHAREHOLDERS

          Ebiz will furnish holders of shares of common stock annual reports containing audited financial statements and any such other periodic reports as may be appropriate or as may be required by law. Ebiz is subject to the periodic reporting requirements of the Exchange Act. In accordance with the Exchange Act, Ebiz will file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be read and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices maintained by the Commission at 500 West Madison Street , Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, 13th Floor, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants                                               F-2

Balance Sheets at September 30, 1999, (unaudited)                                      F-3
         June 30, 1999 and June 30, 1998

Statements of Operations for the Years Ended June 30, 1999 and 1998                    F-4

Statements of Operations for the Three Months Ended                                    F-5
         September 30, 1999 and 1998 (unaudited)

Statements of Comprehensive Income for the Three Months Ended                          F-6
         September 30, 1999 and 1998 (unaudited)

Statements of Stockholders' Equity for the period                                      F-7
         from July 1, 1997 through June 30, 1999

Statements of Cash Flows for the Years Ended                                           F-8
         June 30, 1999 and 1998

Statements of Cash Flows for the Three Months Ended                                    F-9
         September 30, 1999 and 1998 (unaudited)

Notes to Financial Statements for the Periods Ended                                    F-10
         September 30, 1999, June 30, 1999 and 1998

Schedule II - Valuation and Qualifying Accounts                                        F-22
       and Reserves for the Years Ended
         June 30, 1999 and 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EBIZ Enterprises, Inc.:


We have audited the accompanying balance sheets of EBIZ Enterprises, Inc., a Nevada corporation, (the Company) as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EBIZ Enterprises, Inc. as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.






The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred net losses and had negative cash flow from operations in 1999 and 1998 and has not obtained sufficient funds to achieve management's plans or support its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from this uncertainty.


Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/  ARTHUR ANDERSEN LLP

Phoenix, Arizona,
September 10, 1999

                             EBIZ ENTERPRISES, INC.

                                 BALANCE SHEETS



                                                                     Sept. 30,        June 30,       June 30,
                                                                        1999            1999           1998
                                                                        ----            ----           ----
                                                                      (unaudited)

                                                     ASSETS

                         CURRENT ASSETS:
     Cash                                                              $  484,402      $   76,366     $  468,651
     Accounts receivable, net of allowance for doubtful
         of $30,000, $40,000 and $9,548, respectively                   1,719,167       1,669,816        272,829
     Inventory, net of allowances of $82,936, $10,000
         and $0, respectively                                           1,427,676       1,568,148        324,531
     Prepaid expenses and other current assets                             89,995         128,184         95,265
     Due from officers                                                     -                -              3,432

                                                                        ---------       ---------      ---------

              Total current assets                                      3,721,240       3,442,514      1,164,708

     Furniture And Equipment, net                                         514,316         474,778         53,437
     Deferred Loan Fees, net                                              190,056               -
                                                                                                               -
     Restricted Cash                                                    5,000,000               -
                                                                                                               -
     Note Receivable                                                       50,000               -              -
                                                                       ----------      ----------     ----------
              Total assets                                             $9,475,612      $3,917,292     $1,218,145
                                                                        =========       =========      =========




                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                  $1,875,247      $1,423,178      $   525,124
     Accrued expenses                                                     338,473         468,549
     Line of credit                                                             -         350,000
     Notes payable                                                        210,100         610,000
                                                                       ----------      ----------        ---------
             Total current liabilities                                  2,423,820       2,851,727          525,124
                                                                       ---------        ---------        ---------

Convertible Debenture, net of discount of $769,678                      6,330,322               -                -
                                                                        ---------       ---------         --------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:

     Convertible preferred stock; $.001 par value; 5,000,000
     shares authorized; 10,895, 10,895 and 0 shares issued and
     outstanding, respectively; liquidation value $100 per
       share, respectively                                                866,449         868,599                -
     Common stock; $.001 par value; 70,000,000 shares
       authorized; 7,364,115, 7,261,715 and 6,256,450 shares
       issued and outstanding, respectively                                 7,364           7,262            6,256


     Additional paid-in capital                                         3,248,879       2,343,762           886,642
     Accumulated deficit                                               (3,401,222)     (2,154,058)         (199,877)
                                                                       -----------     ----------       -----------
              Total stockholders' equity                                  721,470       1,065,565           693,021
                                                                       ----------      ----------       -----------
                Total liabilities and stockholders' equity             $9,475,612      $3,917,292        $1,218,145
                                                                       ==========      ==========        ==========


      The accompanying notes are an integral part of these balance sheets.

                             EBIZ ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998


                                                         1999           1998
                                                         ----           ----

NET REVENUE                                        $ 15,290,202    $  6,824,967

COST OF SALES                                        14,358,772       6,157,794
                                                   ------------    ------------

         Gross profit                                   931,430         667,173

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE           2,512,415         681,570

ACQUISITION ADVISORY FEES                                    --         372,805

DEPRECIATION AND AMORTIZATION                            68,483           6,093
                                                   ------------    ------------

LOSS FROM OPERATIONS                                 (1,649,468)       (393,295)

OTHER INCOME (EXPENSE):
         Interest expense                              (119,291)        (32,702)
         Interest income                                  2,538           1,263
         Other                                         (110,903)          2,277
                                                   ------------    ------------

NET LOSS                                             (1,877,124)       (422,457)

DIVIDENDS ON PREFERRED STOCK                             77,057              --
                                                   ------------    ------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS       $ (1,954,181)   $   (422,457)
                                                   ============    ============

NET LOSS PER COMMON SHARE, BASIC AND DILUTED       $      (0.29)   $       (.08)
                                                   ============    ============

WEIGHTED AVERAGE COMMON SHARES,
    BASIC AND DILUTED                              $  6,821,083    $  5,619,911
                                                   ============    ============


   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                                 Three Months ended September 30,
                                                                                 --------------------------------
                                                                                      1999                   1998
                                                                                      ----                   ----
                                                                                              (unaudited)

SALES                                                                             $ 5,638,628      $ 4,586,753


COST OF SALES                                                                       5,346,605        4,575,720
                                                                                  -----------      -----------

                    Gross profit                                                      292,023           11,033

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                         1,268,908          410,188


DEPRECIATION AND AMORTIZATION                                                          40,628           16,149
                                                                                       ------          -------
Loss from operations                                                               (1,017,513)        (415,304)

OTHER INCOME (EXPENSE):
              Interest expense                                                       (216,794)         (52,919)
              Interest income                                                          21,256            4,852
                  Total Other Income (Expense)                                       (195,538)         (48,067)

NET LOSS                                                                           (1,213,051)        (463,371)

DIVIDENDS ON PREFERRED STOCK                                                           27,238               --
                                                                                  -----------      -----------
NET LOSS ATTRIBUTABLE TO
   COMMON STOCKHOLDERS                                                            $(1,240,289)     $  (463,371)
                                                                                  ===========      ===========


              Loss Per Common Share

                  Basic                                                           $     (0.17)     $      (.07)
                  Diluted                                                         $     (0.17)     $      (.07)

              Weighted Average Common Shares

                  Basic                                                           $ 7,319,972      $ 6,301,885
                  Diluted                                                         $ 7,319,972      $ 6,301,885



   The accompanying notes are an integral part of these financial statements

                             EBIZ ENTERPRISES, INC.

                       STATEMENTS OF COMPREHENSIVE INCOME

                                   (UNAUDITED)


                                                     Three Months ended September 30,
                                                          1999           1998

Net loss attributable to common stockholders         $(1,240,289)   $  (463,371)

Other comprehensive loss, net of tax
     Unrealized holding loss arising during period        (6,876)            --
                                                     -----------    -----------

Comprehensive loss                                   $(1,247,165)   $  (463,371)
                                                     ===========    ===========




   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE PERIOD FROM JULY 1, 1997 THROUGH JUNE 30, 1999


                                                                 Preferred Stock                 Common Stock
                                                             Shares        Amount            Shares         Amount
                                                           ----------   -------------    ------------    ---------
BALANCE, June 30,1997                                               -     $     -           5,562,044      $ 5 ,562
   Common stock issued for services rendered
     in connection with reverse acquisition                         -           -             187,500           187
   Common stock issued for warrants exercised                       -           -             506,906           507
   Net loss                                                         -           -                   -             -
   Constructive contribution due to termination
      of S corporation election                                     -           -                   -             -
                                                           ----------    --------           ---------        ------
   BALANCE, June 30, 1998                                           -           -           6,256,450         6,256
   Sale of common stock, net of offering costs
     of $80,000                                                     -           -             455,781           457
   Sale of preferred stock, net of offering
     costs of $220,901                                         10,895     868,599                   -             -
     Common stock issued for services and products
     received                                                       -           -             158,528           158
   Common stock issued for warrants exercised                       -           -             390,956           391
   Deemed dividend on preferred stock for
     beneficial conversion feature                                  -           -                   -             -
   Accrued dividends on preferred stock                             -           -                   -             -
   Net loss                                                         -           -                   -             -
                                                           ----------    --------           ---------        ------

BALANCE, June 30, 1999                                         10,895    $868,599           7,261,715        $7,262
                                                           ==========    ========           =========        ======



                                                          Additional                             Total
                                                            Paid-in            Accumulated     Stockholders'
                                                            Capital             (Deficit)          Equity
                                                        -------------        ---------------   -----------
BALANCE, June 30, 1997                                              -           $250,510           $256,072
   Common stock issued for services rendered
     in connection with reverse acquisition                   352,313                  -            352,500
   Common stock issued for warrants exercised                 506,399                  -            506,906
   Net loss                                                         -           (422,457)          (422,457)
   Constructive contribution due to termination
      of S corporation election                                27,930             (27,930)                -
                                                              -------            --------          --------
   BALANCE, June 30, 1998                                     886,642            (199,877)          693,021
   Sale of common stock, net of offering costs
     of $80,000                                               900,845                   -           901,302
   Sale of preferred stock, net of offering
     costs of $220,901                                              -                   -           868,599
     Common stock issued for services and products
     received                                                 218,593                   -           218,751
   Common stock issued for warrants exercised                 293,057                   -           293,448
   Deemed dividend on preferred stock for
     beneficial conversion feature                             44,625              (44,625)               -
   Accrued dividends on preferred stock                             -              (32,432)         (32,432)
   Net loss                                                  -                  (1,877,124)      (1,877,124)
                                                           ----------          ------------      ----------

BALANCE, June 30, 1999                                     $2,343,762           $(2,154,058)     $1,065,565
                                                           ==========           ===========      ==========



   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                        1999          1998
                                                                    -----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                         $(1,877,124)   $(422,457)
   Adjustments to reconcile net loss to net cash
     used in operating activities-
       Depreciation and amortization                                     68,483        6,093
       Common stock issued for services                                  80,599      352,500
       Changes in assets and liabilities:
         Accounts receivable                                         (1,396,987)      52,113
         Due from officers                                                3,432       (3,432)
         Inventory                                                   (1,122,551)    (324,531)
         Prepaid expenses and other current assets                      (32,919)     (90,440)
         Accounts payable                                               898,054      420,893
         Accrued expenses                                               436,117         --
                                                                    -----------    ---------

                  Net cash used in operating activities              (2,942,896)      (9,261)
                                                                    -----------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of furniture and equipment                                 (472,738)     (57,721)
                                                                    -----------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under line of credit                                      350,000         --
   Borrowings under notes payable                                       610,000         --
   Issuance of common stock, net                                      1,194,750      506,906
   Issuance of preferred stock, net                                     868,599         --
                                                                    -----------    ---------

                  Net cash provided by financing activities           3,023,349      506,906
                                                                    -----------    ---------

NET (DECREASE) INCREASE IN CASH                                        (392,285)     439,924

CASH, beginning of year                                                 468,651       28,727
                                                                    -----------    ---------

CASH, end of year                                                   $    76,366    $ 468,651
                                                                    ===========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
     Cash paid during the year for interest                         $   108,765    $  32,702

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
   ACTIVITIES:
     Issuance of common stock for services rendered in connection
       with reverse acquisition                                     $      --      $ 352,500
     Dividends accrued on preferred stock                                32,452         --
     Deemed dividend on preferred stock for beneficial
       conversion feature                                                44,625         --
     Issuance of common stock for inventory, furniture and
       equipment, and services rendered                                 218,751         --

   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  Three Months Ended
                                                                     September 30,
                                                               ------------------------
                                                                   1999          1998
                                                               -----------    ---------
                                                                      (unaudited)
Operating activities
    Net loss                                                   ($1,213,051)   ($463,371)
    Adjustments to reconcile net loss to net cash
       Depreciation and amortization                                40,628       16,149
       Stock exchanged for services and inventory                    9,000       68,152
       Amortization of discounts and loan fees                      33,094         --
       Changes in assets and liabilities
          Accounts Receivable                                      (49,351)      42,546
          Due from officers and stockholders                          --         (2,000)
                                                               -----------    ---------
          Inventory                                                140,472     (178,978)
          Prepaid expenses and deposits                             31,313       76,094
          Accounts payable                                         452,069     (142,834)
          Accrued expenses                                        (157,314)      49,570
                                                               -----------    ---------
       Net cash used in operating activities                      (713,140)    (534,672)
                                                               -----------    ---------

Investing activities
    Purchase of furniture and equipment                            (80,165)    (102,224)
                                                               -----------    ---------

Financing activities
    Net borrowings under line of credit                           (350,000)     151,500
    Borrowings under notes payable                                 488,000      110,286
    Principal repayments of notes payable                         (887,900)        --
    Borrowings from convertible debenture, net                   6,903,391         --
    Transfer to restricted cash                                 (5,000,000)        --
    Sale of stock, net of expenses                                  47,850         --
                                                               -----------    ---------
       Net cash provided by financing activities                 1,201,341      261,786
                                                               -----------    ---------

    Net increase (decrease) in cash and cash equivalents           408,036     (375,110)
    Cash and cash equivalents, beginning of period                  76,366      468,651
                                                               -----------    ---------
    Cash and cash equivalents, end of period                   $   484,402    $  93,541
                                                               ===========    =========

    Supplemental disclosure of cash flow information:
       Cash paid for interest                                  $   124,295    $  52,919

    Supplemental disclosure of non-cash financing activities
       Issuance of common stock for services and inventory     $     9,000    $  68,152
       Dividends accrued on preferred stock                    $    27,238         --

   The accompanying notes are an integral part of these financial statements.

                             EBIZ ENTERPRISES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 1999 AND 1998

(1) ORGANIZATION AND OPERATIONS

         NATURE OF THE BUSINESS

Ebiz Enterprises, Inc. (the "Company") is a developer and distributor of computer systems, components and accessories for personal and business computing. The systems include the Company's Element-L Systems, which are based on the Linux operating system and M(2) Systems which utilize the Windows operating system. These products are sold directly to end users via the Company's own internet sites www.EBIZmart.com and www.TheLinuxStore.com and to corporate customers by the Company's own sales force. The Company also sells its systems through retailers, resellers and major e-commerce web sites such as egghead.com and onsale.com.

TheLinuxStore.com was opened in April 1999, and has become an e-commerce distributor of Linux-based systems and accessories. Its products include the Company's Element-L desktop, laptop and workstation systems and products from other Linux manufacturers. TheLinuxStore.com has become a primary focus of the Company as the Linux operating system has emerged as the low-cost, high-performance alternative to conventional computing systems.

The Company's predecessor, VDG Capital Corporation ("VDG"), was originally incorporated in Colorado in May 1984. Following a reorganization, VDG's name was changed to Vinculum Incorporated ("Vinculum") in August 1994. In June 1998, Vinculum acquired the operating assets and liabilities of Genras, Inc. (an Arizona corporation) and reincorporated in Nevada as CPU MicroMart, Inc. ("CPU MicroMart"). In May 1999, CPU MicroMart changed its name to Ebiz Enterprises, Inc. The Company's stock is listed on the OTC Bulletin Board under the symbol EBIZ.

         ACQUISITION OF ASSETS AND ASSUMPTION OF LIABILITIES

On June 1, 1998, Vinculum, a publicly-held shell company, acquired all of the operating assets and liabilities of The Company for 5,000,000 shares of Vinculum common stock. Immediately following the transaction, the stockholders of the Company held approximately 87% of the outstanding shares of common stock of Vinculum. For accounting purposes, the acquisition was treated as a recapitalization of the Company with the Company as the acquirer (the "Reverse Acquisition"). Accordingly, the historical financial statements prior to June 1, 1998, are those of the Company's predecessor Genras. The Reverse Acquisition is treated as an issuance of shares for net assets by Vinculum and not as a business combination. As a result, no pro forma information is presented for the Reverse Acquisition.

In connection with the Reverse Acquisition, the Company issued 187,500 shares of its common stock, valued at $352,000, for acquisition advisory services. In addition, The Company paid $20,305 in legal fees associated with the transaction. The aggregate of $372,805 has been expensed and is included as acquisition advisory fees in the accompanying statements of operations.

          MANAGEMENT PLANS

The Company has directed its primary strategic thrust towards the Linux operating system segment of the market. Management believes that Linux is a fast growing operating system and that the demand for Linux-based products and services represents a rapidly growing business opportunity for the Company. The Company began its entry into the Linux market with the opening of TheLinuxStore.com and the introduction of its Element-L(TM) Linux based systems in 1999. The Company also plans to continue the sales of its M(2) Systems(TM), and components and accessories to strengthen and broaden its distribution capabilities.

During fiscal year 2000, the Company plans to position TheLinuxStore.com as a vertical service portal. As such, it will offer daily Linux news, software downloads, a knowledge base of Linux information and links to other Linux oriented Internet sites in addition to sales of a large selection of Linux compatible technical products and related merchandise, including its own systems and servers.

In the summer of 1999, the Company announced the development of its third product line, the PIA (or Personal Internet Appliance) which targets cost-conscious consumers or institutions seeking a full service Internet access device. The Company plans to introduce the PIA during the fall of 1999. The PIA is a stylized desktop computer that utilizes the Linux operating system and is designed to enable users to surf the Web easily, exchange e-mail and perform basic functions such as word processing and spreadsheets.



To continue the development of its products and the execution of its strategies, in August 1999, the Company completed a private placement of a $7.1 million convertible debt facility (the "Debenture"). In connection with the issuance of the $7.1 million Debenture, the Company issued warrants to acquire 245,000 shares of common stock: 60,000 at $7.4723 per share, 60,000 at $8.6219 per share and 125,000 at $6.3227 per share. The warrants are exercisable at any time prior to August 22, 2004. The fair value of the warrants, as calculated using the Black-Scholes pricing model ($7.625 fair market value, 80% volatility, two year expected life, 5.53% interest rate, 0% yield rate), was estimated to be approximately $796,000 and is recorded as a debt discount. In addition, loan costs of approximately $197,000 were paid and recorded as deferred loan fees. Discounts and deferred loan fees are amortized using the straight-line method (which approximated the effective interest method) as additional interest expense over the term of the loan. The Company received an initial infusion of $2.1 million from the Debenture which was utilized to repay the Company's outstanding debt at June 30, 1999, and to provide working capital. The remaining $5 million was deposited as a letter of credit with a bank to serve as collateral for the Debenture. The Debenture is convertible, at the holder's option, into a minimum of 947,260 shares of common stock over an 18 month period. The holder may convert up to $394,444 face amount of the Debenture upon issuance and up to $394,444 on each monthly anniversary date thereafter (each, a "Due Date"). Any amount not converted accumulates and may be converted thereafter. The per share conversion price is equal to the lesser of (a) $7.4953 or (b) the average of the three lowest closing bid prices of the Company's common stock during the 15 consecutive trading days immediately preceding submission of a notice to convert by the holder. The Company's ability to reduce the cash collateral required for the letter of credit and to have these amounts available for working capital is contingent upon the holder converting the Debenture or the Company's ability to pay down the Debenture with cash from other sources. If the holder converts the Debenture, at its sole discretion, the Company can draw approximately $275,000 per month on the letter of credit to fund operations. Although management believes this funding will be sufficient to fund operations through 2000, the Company will need to raise additional capital to fund its operations and continue the execution of its strategy. However, there can be no assurances that the Company will be successful in obtaining additional capital.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed, the Company incurred losses and had negative cash flow from operations in 1999 and 1998 and has not obtained sufficient capital needed to achieve management's plans and support its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

         INDUSTRY ENVIRONMENT

Successful future operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with larger customer bases, greater financial resources, longer operating histories, greater name recognition and more established relationships in the industry than The Company. The Company's future success will greatly depend on its ability to timely and effectively address the rapid change in the computer product industry and customer's acceptance of the Linux system in general and the Company's PC systems in particular. As a result, certain of these competitors may be able to develop and expand their network infrastructures more quickly, and take advantage of acquisitions more readily than can the Company. The Company's future operating results will depend substantially on the ability of its officers and key employees to manage changing business conditions. Further risks and uncertainties relate to technological advancements, the regulatory environment and the ability of the Company to generate sufficient revenue and obtain additional financing to fund current operating losses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, all highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

         INVENTORY

Inventory is stated at the lower of cost (first-in, first-out) or net realizable value. Reserves of $82,936, $10,000 and $0 at September 30, 1999, June 30, 1999 and 1998, respectively, are established against Company-owned inventories for excess, slow-moving, and obsolete items and for items where the net realizable value is less than cost.

Inventories consist of the following:

                                September 30, 1999          June 30,
                                ------------------          --------
                                   (unaudited)          1999        1998
                                                     ----------   --------
              Components            $  984,692       $1,155,981   $183,418
              Work-in-process          136,440           44,947       --
              Finished goods           306,544          367,220    141,113
                                    ----------       ----------   --------

                                    $1,427,676       $1,568,148   $324,531
                                    ==========       ==========   ========

         FURNITURE  AND EQUIPMENT

Furniture and equipment consists primarily of computer equipment and office furniture. Furniture and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets.

Furniture and equipment at consists of the following:

                                                         Sept. 30,           June 30,
                                             Useful      ---------           --------
                                              Life          1999         1999         1998
                                              ----          ----         ----         ----
                                           (unaudited)
Furniture, fixtures and office Equipment     3 years     $ 353,918    $ 295,566    $ 29,702
Software                                     3 years     $ 215,700      200,495      29,427
Leasehold improvements                       2 years     $  59,902    $  53,293         401
                                                         ---------    ---------    --------
                                                           629,520      549,354      59,530
  Less - accumulated depreciation                         (115,204)     (74,576)     (6,093)
                                                         ---------    ---------    --------
                                                         $ 514,316    $ 474,778    $ 53,437
                                                         =========    =========    ========

         IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Under SFAS No. 121, long-lived assets and certain identifiable intangible assets to be held and used in operations are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the expected long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated. In management's opinion, no such amounts or changes in circumstances have occurred.

         ACCOUNTS PAYABLE

Included in accounts payable is approximately $264,000, $215,000 and $0 of bank overdrafts at September 30, 1999, June 30, 1999 and 1998, respectively.

         ACCRUED EXPENSES

Accrued expenses consist primarily of amounts accrued for employee compensation, customer deposits, professional fees, interest and advertising.

         REVENUE RECOGNITION

The Company recognizes revenue from the sale of computer hardware products upon shipment from the vendor to the end user, or when shipped from the Company, whichever is appropriate. Provision is made for an estimate of product returns and doubtful accounts and is based on historical experience. Software revenue is recognized in accordance with SOP 97-2, Software Revenue Recognition, and SOP 98-9, Software Revenue Recognition, with Respect to Certain Transactions. Accordingly, revenue from software licensing is recognized when delivery has occurred and any remaining obligations under the license agreement are insignificant. Revenues from separately priced extended warranty programs are deferred and recognized over the extended warranty period. Computer hardware and software sales are final and are subject to repair and replacement only. System component and replacement costs are generally covered under third-party manufacturer's warranty. The Company had an allowance for warranty repair costs of approximately $8,000, $8,000 and $0 at September 30, 1999, June 30, 1999 and 1998, respectively, related to the sales of its M(2) Systems computers.

         ADVERTISING COSTS

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the accompanying statements of operations. Advertising expense was approximately $100,000 and $8,000 for the years ended June 30, 1999 and 1998, respectively.

         USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         LOSS PER SHARE

During 1998, the Company adopted SFAS No. 128, Earnings Per Share. Pursuant to SFAS No. 128, basic earnings per common share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. No outstanding options or warrants were assumed to be exercised for purposes of calculating diluted earnings per share for the periods presented, as their effect was anti-dilutive. Below are the disclosures required pursuant to SFAS No. 128 for the three months ended September 30, 1999 and for the years ended June 30, 1999 and 1998. All per share amounts have been adjusted to give effect to the one for ten reverse stock split effected in June 1998 (in thousands, except per share data):

                                           For the Three            For the
                                           Months Ended           Years Ended
                                           September 30,            June 30,
                                           -------------          -----------
                                          1999       1998       1999       1998
                                          ----       ----       ----       ----
                                            (unaudited)
Basic loss per share:
     Loss attributable to common
       stockholders                     $(1,240)   $  (463)   $(1,954)   $  (422)

     Weighted average common shares       7,320      6,301      6,821      5,620
                                        -------    -------    -------    -------
         Loss per common share          $ (0.17)   $  (.07)   $ (0.29)   $  (.08)
                                        =======    =======    =======    =======

                                           For the Three            For the
                                           Months Ended           Years Ended
                                           September 30,            June 30,
                                           -------------          -----------
                                          1999       1998       1999       1998
                                          ----       ----       ----       ----
                                            (unaudited)
Diluted loss per share:
     Loss attributable to common
       stockholders                     $(1,240)   $  (463)   $(1,954)   $  (422)
     Weighted average common shares       7,320      6,301      6,821      5,620
                                        -------    -------    -------    -------
     Total common shares plus assumed
       conversions                        7,320      6,301      6,821      5,620
                                        -------    -------    -------    -------

Diluted per share amount                $ (0.17)   $  (.07)   $ (0.29)   $  (.08)
                                        =======    =======    =======    =======

         INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 required a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially expose The Company to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of trade accounts receivable. The Company does not require collateral upon delivery of its products or services. The Company derives a significant portion of its total revenue from relatively few customers. The Company's business is moving towards a more diversified customer base. The percentage of total revenue of customers to whom sales exceed 10% of total revenue for the years ended June 30 were as follows:

                                 Accounts
                                Receivable
                                Outstanding
                                at June 30,                Sales
                            -------------------       ---------------
                              1999         1998       1999       1998
                            --------       ----       ----       ----
         Customer #1        $441,000        $--        26%        32%
         Customer #2            --           --        19         39
         Customer #3         930,000         --        15         --

         FAIR VALUE OF FINANCIAL INSTRUMENTS

At June 30, 1999 and 1998, the carrying value of cash, accounts receivable, accounts payable and accrued expenses approximate fair values since they are short-term in nature or payable upon demand. Notes payable approximate fair value as they are short-term in nature or have stated interest rates based on current market rates. It is not practical to estimate fair value of the notes payable to related parties as the agreements are between related parties.

The Company estimates fair values of financial instruments by using available market information. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimate fair value amounts.

         RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENT

In March 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software developed or obtained for internal use, which establishes guidance on accounting for the costs of computer software developed or obtained for internal use. The Company adopted this statement in fiscal 1999 and there was no cumulative catch up upon adoption. The Company amortizes its software on a straight-line basis over its estimated useful life of three years.

During 1999, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. The Company has determined that it has one reportable operating segment. As a result, the Company has determined that it is appropriate to aggregate its operating segments into one reportable segment consistent with the guidance in SFAS No. 131. Accordingly, the Company has not presented separate financial information for its operating segments as the Company's financial statements present its one reportable segment.

         RECENTLY ISSUED ACCOUNTING STATEMENT

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company is required to adopt this statement for the year ending June 30, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not determined the effect, if any, that adoption will have on its financial position or results of operations.

         INTERIM FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions for Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods presented have been made. The results for the three month period ending September 30, 1999 may not necessarily be indicative of the results for the entire fiscal year.

(3) RELATED PARTY TRANSACTIONS

         AMOUNTS DUE FROM AFFILIATED COMPANY

During fiscal year 1998, members of senior management of the Company participated in the development and formation of an Internet catalog company with an unaffiliated corporation. During 1998, the Company advanced the Internet catalog company an estimated $57,500 in the form of overhead expenses and accrued compensation. This amount was recorded as a receivable from affiliate. At June 30, 1998, the Company could not determine the amount, if any, it will be reimbursed by the parties involved. As a result, the Company wrote off the receivable.

The Company contracted with a consulting company, controlled by an outside director of the Company, to supply financial consulting services related to accounting and financial systems. Under this agreement, as of June 30, 1999 and 1998, the Company had paid an aggregate of $22,700 and $-0-, respectively, and issued 31,325 and -0- common shares, respectively, of common stock for services rendered. This agreement ended February 1999.

         EXODUS GROUP, LLC

During 1999, certain of the Company's employees and officers purchased a total of 65% of the available membership units in The Exodus Group, LLC, a franchisee that purchases products from the Company. Sales to this customer were approximately $36,000 and $-0- for the years ended June 30, 1999 and 1998, respectively.

(4) INCOME TAXES

The Company has cumulative net operating losses as of June 30, 1999, in excess of $3,500,000. The Company's ability to utilize its net operating losses to offset future taxable income may be limited under the Internal Revenue Code
Section 382 change in ownership rules. The Company has established a valuation reserve as it has not determined that it is more likely than not that the deferred tax asset is realizable.

No provision for income taxes has been presented in the accompanying statements of operations for the year ended June 30, 1999 as the Company has net losses. No provision for income taxes has been presented for the year ended June 30, 1998 as the Company was conducting business as a S corporation during 1998 and all income has been reported by the stockholders on their individual tax returns. On June 1, 1998, the Company terminated its S corporation status when it was acquired by Vinculum Incorporated (see Note 1).

The components of the provision for (benefit from) income taxes consist of the following:

                                                            June 30,
                                                     -----------------------
                                                      1999             1998
                                                     ------           ------
         Current income taxes:
           Federal                                   $ --             $ --
           State and Provincial                        --               --
                                                     ------           ------
                                                       --               --
                                                     ------           ------
         Deferred income taxes:
           Federal                                     --               --
           State and Provincial                        --               --
                                                     ------           ------
         Total provision for (benefit from)
            income taxes                             $ --             $ --
                                                     ======           =======

Differences between the financial statement and tax bases of the Company's assets and liabilities are not material.

A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended June 30 are as follows:

                                                     1999             1998
                                                     ----             ----
         Statutory federal rate                      (34)%            (34)%
         State taxes, net of federal benefit          (6)              (6)
         Change in valuation allowance                40               40
                                                     ---              ---
                  Total                               -- %             -- %
                                                     ===              ===

(5) BANK LINE OF CREDIT

In September 1998, the Company obtained a line of credit from a bank for borrowings in an amount up to $250,000. Interest accrues at prime (8.75% at June 30, 1999) plus 1% and is payable monthly. Principal is due at maturity. In May 1999, the bank increased the line of credit from $250,000 to $350,000 with the additional $100,000 maturing in May 2000. The line of credit is guaranteed by the Company's two largest stockholders and is secured by the Company's accounts receivable and inventory. Availability under this line of credit at June 30, 1999, was $0. The weighted average interest rate on amounts outstanding was 8.75% during the year ended June 30, 1999. $250,000 of the line of credit expires September 1999. The Company had borrowings under the line of credit of $350,000 as of June 30, 1999. During August 1999, the Company used proceeds from the $7.1 million Debenture (see Note 1) to repay the outstanding balance on the line of credit.

(6) NOTES PAYABLE

Notes payable at June 30 consist of the following:

                                                                1999      1998
                                                              --------   -----
     Note payable to a stockholder, interest at 10%, due on
     demand, unsecured                                        $ 30,000   $  --

     Note payable to a stockholder, interest at 10%, due on
     demand, unsecured                                          30,000      --

     Note payable to related party, interest at 10%,
     principal and interest, due April 19, 2000, secured
     by the Company's assets, convertible into shares of
     common stock at a rate of $6.00 of note principal
     convert                                                   500,000      --

     Note payable to an individual, interest at 10%,
     principal and interest due September 25, 1999,
     secured by the Company's assets                            50,000      --
                                                              --------   -------

                                                              $610,000   $  --
                                                              ========   =======

In connection with the $500,000 note above, the Company issued a warrant to purchase 250,000 common shares at an exercise price substantially in excess of the then fair market value. The fair value of the warrant as estimated using the Black Scholes option pricing model was not significant primarily because the exercise price was in excess of the then fair value of the common stock. This warrant was exercisable at any time during its term and expires April, 2002.

As of August 1999, all the notes payable above were repaid in full using proceeds obtained from the $7.1 million private placement (see Note 1). Also, the warrant to purchase 250,000 shares was cancelled in connection with the payment of the $500,000 note.

(7) STOCKHOLDERS' EQUITY

      REVERSE STOCK SPLIT

Share amounts in the accompanying financial statements and notes to the financial statements give retroactive effect to a one-for-ten reverse stock split effective June 1998.

         CAPITALIZATION

The Company amended its Articles of Incorporation in 1999 to authorize the issuance of up to 70,000,000 shares of Class A common stock. In addition, the Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock. The Board of Directors of the Company, at its sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges, ratify powers, if any, and determine the restrictions and qualifications of the shares of each series of preferred stock as established.

         PREFERRED STOCK

The Board of Directors has designated 60,000 shares of Series A 10% Convertible Preferred Stock (Preferred Stock) and during 1999, the Company issued 10,895 shares of Preferred Stock, at $100 per share. Net proceeds from the issuance of Preferred Stock was approximately $869,000. These shares have a liquidation preference of $100 per share, and are entitled to a $10 per share cumulative annual dividend, accrued quarterly commencing April 1, 1999, and payable at the discretion of the Company. The Company, at its discretion, may redeem the Preferred Stock whenever the price of its common stock is equal to or greater than $9.00 per share 20 out of 30 consecutive trading days. Each share of Preferred Stock may be converted, at the option of the holder, into 16 2/3 shares of common stock. Upon conversion, a holder would exchange $6.00 of the amount paid for the Preferred Stock for each share of common stock received. In addition, the Preferred Stock automatically converts to common stock whenever the price of the Company's common stock is equal to or greater than $13.50 per share 20 out of 30 consecutive trading days.

         WARRANTS TO PURCHASE COMMON STOCK

As of June 30, 1998, the Company had three series of warrants outstanding totaling 665,553. Each warrant entitles the holder thereof to purchase one share of common stock. The 665,553 warrants outstanding at June 30, 1998 comprised of 29,667, 317,943, and 317,943 series C, E and F warrants, respectively. Series C, E and F had exercise prices of $15.00, $2.00, and $3.00, respectively, and expired at June 15, 1999, December 1, 1998, and June 1, 1999, respectively. All three series of warrants are callable by the Company under certain conditions. In December 1998, Series E and F holders exercised 183,994 and 206,962, respectively, of the outstanding warrants to purchase common stock for a total of $293,448. In June 1999, The Company extended the expiration date of the Series F warrants to December 1, 1999. As of June 30, 1999, 110,981 Series F warrants are outstanding.

At June 30, 1999, the Company had outstanding warrants, issued in connection with financing transactions, to purchase 86,644 shares of common stock through December 2000, at prices ranging from $2.10 to $3.00 per share. In addition, the Company had an outstanding warrant, issued in connection with the $500,000 note payable to purchase 250,000 shares of common stock expiring in April 2002 (see
Note 6).

         SALE OF COMMON STOCK

In December 1998, the Company sold 455,781 shares of common stock in a private placement. Net proceeds from the issuance of common stock was approximately $901,000.

         STOCK OPTION PLAN

In November 1998, the Company adopted the CPU MicroMart 1998 Equity Incentive Plan (the Plan). The Plan will terminate 10 years after the effective date. The Plan authorizes awards of incentive stock options to employees and non-qualified stock options to officers, directors, employees, and consultants of the Company. A total of 1,000,000 shares of common stock was reserved for issuance under the Plan. Stock options have been granted with an exercise price equal to or greater than the fair value of the Company's common stock on the date of grant. Compensation expense related to stock options granted to consultants is based on fair value in accordance with SFAS No. 123 and is amortized to expense over the vesting period. Compensation expense associated with these awards for fiscal 1999 was not material.

The Plan is administered by a committee appointed by the Board who have the exclusive authority to administer and interpret the Plan. The committee has the power to, among other things, designate participants, determine types of awards to be granted and the price, timing, terms and duration of awards.

The following summarizes the activity under the Company's stock option plan:

                                                           Year Ended June 30,
                                                        ------------------------
                                                                  1999
                                                        ------------------------
                                                                      Weighted
                                                                       Average
                                                          Number    Option Price
                                                        of Shares     Per Share
                                                        ---------   ------------
     Options outstanding, beginning of year                 --          $ --
          Granted                                        663,000          1.96
          Canceled/expired                                  --            --
          Exercised                                         --            --
                                                         -------        ------

     Options outstanding, end of year                    663,000        $ 1.96
                                                         =======        ======

     Options exercisable, end of year                    140,000        $ 1.28
     Options available for grant                         337,000

     Weighted average fair value of options granted                     $ 1.29

Options outstanding and exercisable by price range as of June 30, 1999:

                         Options Outstanding               Options Exercisable
                 ------------------------------------   ------------------------
                                Weighted
                                 Average     Weighted                Weighted
   Range of                     Remaining     Average                 Average
   Exercise        Options     Contractual   Exercise     Options    Exercise
    Prices       Outstanding       Life        Price    Exercisable    Price
--------------------------------------------------------------------------------
   $1.00           522,000         9.13        $1.00      130,000     $ 1.00
   $4.88            30,000         9.59         4.88       10,000       4.88
   $5.50-$6.00     111,000         9.92         5.70         --         --

         STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

During 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock options issued to employees under these plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees. Entities electing to continue accounting for stock-based compensation under in APB No. 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting defined in SFAS No. 123 has been applied.

The Company has elected to account for its stock-based compensation plans under APB No. 25; therefore, no compensation cost is recognized in the accompanying financial statements for stock-based employee awards. However, the Company has computed for pro forma disclosure purposes the value of all options and Purchase Plan shares granted during fiscal 1999, using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                     1999
                                                                  ---------
                                                                   Options
                                                                  ---------
     Risk free interest rate                                          5.26%
     Expected dividend yield                                          --
     Expected lives                                               3-5 years
     Expected volatility                                                80%

The total value and compensation expense which would have been recorded of options granted was computed to be the following approximate amounts, which would be amortized on the straight-line basis over the vesting period:

                                                               Compensation
                                           Fair Value             Expense
                                           ----------          ------------
     Year ended June 30, 1999               $858,394             $143,564

If the Company had accounted for its stock-based compensation plans using a fair value based method of accounting, the Company's net loss and basic and diluted loss per common and common share equivalent would have been as follows (in thousands, except per share data):

                                                                 Year Ended
                                                                  June 30,
                                                                    1999
                                                                 ----------
     Net loss:
       As reported                                                $(1,954)
       Pro forma                                                   (2,098)

     Loss per common and common share equivalent:

          As reported - basic                                        (.29)
          As reported - diluted                                      (.29)
          Pro forma - basic                                          (.31)
          Pro forma - diluted                                        (.31)

The effects of applying SFAS No. 123 for providing pro forma disclosures for 1999 are not likely to be representative of the effects on reported net loss and loss per common and common share equivalent for future years, because options vest over several years and additional awards generally are made each year.

(8)   COMMITMENTS AND CONTINGENCIES

         OPERATING LEASES

The Company entered into a two-year lease in June, 1999 for its office facility in Scottsdale, Arizona. The Company leases its offices and warehouse space under leases expiring in April and July 2001, with extension options, and are cancelable with six months notice. Rental expense related to these leases amounted to approximately $165,000 and $36,000 for the years ended June 30, 1999 and 1998, respectively.

Future minimum lease payments under these noncancelable leases are approximately as follows:

                 Year Ended
                  June 30,
                 ----------
                    2000                            $291,000
                    2001                             275,000
                                                    --------
                                                    $566,000

         LITIGATION

In the normal course of its business, the Company is subject to certain contractual obligations and litigation. In management's opinion, upon consultation with legal counsel, there is no current litigation which will materially affect the Company's financial position or results of operations.

                                   SCHEDULE II

                             EBIZ ENTERPRISES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                  Balance at                                    Balance at
                                  Beginning                                       End of
Description                       Of Period    Additions (1)   Deductions (2)     Period
-----------                       ---------    -------------   --------------   ----------
Allowance for Doubtful Accounts

Year ended June 30, 1999            9,548          86,520          56,068         40,000

Year ended June 30, 1998                0           9,548               0          9,548

(1) Charged to Selling, General and Administrative Expense.

(2) Write-off of uncollectable amounts.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to or from anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                              ---------------------

                                TABLE OF CONTENTS

                              ---------------------


                                                                            Page
                                                                            ----
Summary ...............................................................       2
Special Note on Forward-Looking Statements ............................       5
Risk Factors ..........................................................       5
Dividend Policy .......................................................      12
Market for Common Stock ...............................................      12
Use of Proceeds .......................................................      13
Selling Securityholders ...............................................      13
Management's Discussion and Analysis of
  Financial Condition and Results of Operations .......................      18
Our Business ..........................................................      23
Management ............................................................      34
Principal Shareholders ................................................      36
Certain Transactions ..................................................      37
Description of Ebiz's Securities ......................................      38
Shares Eligible For Future Sale .......................................      41
Plan of Distribution ..................................................      41
Experts ...............................................................      43
Legal Matters .........................................................      43
Additional Information ................................................      43
Reports to Shareholders ...............................................      44
Index to Combined Financial Statements ................................      F-1




Until April, 30, 2000, all dealers effecting transactions in these securities, whether a not participating in this offering, may be required to deliver a copy of this prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.










                             EBIZ ENTERPRISES, INC.

                                  COMMON STOCK

                                 ---------------

                                   Prospectus
                                ----------------







                                JANUARY 31, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses of Ebiz in connection with this Offering.


                                                                      Amount(1)
                                                                      ---------
    SEC Registration Fee .................................              $ 3,795
    NASD Filing Fee ......................................                1,865
    Legal Fees and Expenses ..............................                7,500
    Accounting Fees and Expenses .........................               15,000
    Printing Expenses ....................................               12,500
    Blue Sky Fees and Expenses ...........................                5,660
    Miscellaneous ........................................                2,500
    Total ................................................              $78,820

----------
(1) All fees and expenses except the SEC Registration Fee and the NASD Filing Fee are estimates.

ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Ebiz's Articles Incorporation and bylaws require Ebiz to indemnify each of its officers and directors against liabilities and reasonable expenses incurred in any action or proceeding, including stockholders' derivative actions, by reason of such person being or having been an officer or director of Ebiz, or of any other corporation for which such person serves as such at the request of Ebiz, to the fullest extent permitted by Nevada law. Under Nevada law, Ebiz has adopted provisions in its Articles of Incorporation and bylaws that eliminate, to the fullest extent available under Nevada law, the personal liability of its directors and officers for monetary damages incurred as a result of the breach of their duty of care. These monetary damages incurred as a result of the breach of their duty of care. These provisions neither limit the availability of equitable remedies nor eliminate directors' and officers' liability for engaged in intentional misconduct or fraud, knowingly violating a law or unlawfully paying a distribution.

         Ebiz has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damage arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Section 78.751 of the Nevada General Corporation enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duties. However, Nevada law does not permit the elimination of a director's liability for engaging in any transaction form which the director derived an improper personal benefit or for unlawfully paying a distribution. The statute has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In June, 1998, our predecessor Vinculum, issued 5,000,000 shares of its common stock to the three shareholders, of Genras in exchange for all of the assets, subject to liabilities, of Genras. The assets were valued at $5,000,000 based upon contemporaneous sales of Ebiz's common stock. Ebiz recorded $956,503, which was the historic net book value of the assets, as the net value of the assets received. The assets received are generally the assets reflected on Ebiz's June 30, 1998 Balance Sheet. Fox & Company Investments, Inc., a NASD registered broker-dealer received an additional 187,500 shares of common stock for investment banking services related to the transaction. The value of these services was recorded at $352,500 for the shares issued. The shares were issued in reliance on the exemption from registration provided under Section 4(2) of the Securities Act. The shares were issued solely to the three former shareholders and to Fox & Company and were restricted securities as defined under Rule 144 under the Securities Act. An appropriate legend was placed on the certificates representing said shares.

         In June, 1998, a total of 14 persons exercised their outstanding Vinculum warrants to purchase a total of 506,706 shares of common stock at $1.00 per share for total consideration of $506,706. The warrants had been issued by Vinculum under its bankruptcy plan of reorganization. The shares were issued under the exemption from registration provided under Section 1145 of the Bankruptcy Code.

         In July, 1998, Vinculum issued a total of 317,943 E Warrants and 317,943 F Warrants to 26 persons for nominal consideration. The persons receiving these warrants were existing shareholders of Ebiz or otherwise had a pre-existing relationship with Ebiz or its officers and or directors at the time of issuance. The E Warrants were exercisable at $2.00 per share with expiration date of December 1, 1998 and the F Warrants were exercisable at $3.00 per share with expiration date of June 1, 1999.



          Since its inception in August, 1998 and through December 31, 1999, Ebiz has granted options to purchase a total of 627,000 shares of its common stock under its 1998 Equity Incentive Plan (the "Plan"). These options have been issued to employees and consultants at strike prices ranging from $1.00 to $6.00 per share. As of December 31, 1999, options to purchase 150,000 shares at $1.00 per share had been exercised, 100,000 by former employees and 50,000 by Aztore Holdings, Inc. The options issued under the Plan and shares issued upon exercise of these options were issued in reliance on Rule 701 as promulgated under the Securities Act.


         In December, 1998, Ebiz repriced the E Warrants to $ 0.75 per share and allowed the holders to exercise an amount of F Warrants equal to the E Warrants exercised, also at $ 0.75 per share. A total of 390,956 E Warrants and F Warrants were exercised and 390,956 shares of common stock issued for total consideration of approximately $293,000. The remaining outstanding E Warrants expired on December 1, 1998. In May, 1999, Ebiz extended the expiration date of the remaining F Warrants to December 1, 1999. The F Warrants expired on this extended date. The issuance of the E Warrants and F Warrants and the common stock issued upon exercise of the warrants were issued in reliance on the exemption from registration of such securities provided by Section 4(2) of the Securities Act. These shares were restricted securities as defined in Rule 144 and an appropriate legend was placed on the certificates representing these shares.

         In December, 1998, Ebiz issued a total of 455,781 shares of common stock for total consideration of approximately $985,000. The issuance was made in reliance on Rule 504 of Regulation D as promulgated under the Securities Act. The common stock was sold solely to "accredited investors" as defined under Regulation D of the Securities Act. First Financial Equity Corporation, a NASD broker-dealer, and Fox & Company Investments, Inc. served as the placement agents in the offering and received placement agent fees of approximately $86,000 and warrants to purchase 86,644 shares of common stock at $2.10 to $3.00 per share.

         In March and April, 1999, Ebiz issued 10,895 shares of its Series A 10% Convertible Preferred Shares for total consideration of $1,089,500. First Financial Equity Corporation served as the placement agent and received a placement fee of $108,950 and warrants to purchase 9,086 shares of common stock at $7.20 per share. The Series A 10% Convertible Preferred Shares were sold only to "accredited investors" as defined in Regulation D in reliance on the exemption from registration provided under Section 4(2) and Section 4(6) of the Securities Act and Rule 506 of Regulation D.

         In April, 1999, Ebiz issued a Secured Convertible Subordinated Note ("Note") and Warrant to Aztore Holdings, Inc. The face amount of the Note was $500,000 and was convertible into shares of Ebiz common stock. The Warrant entitled the holder to purchase 250,000 shares of Ebiz's common stock. Ebiz received a total of $500,000 for the Note and Warrant with no commissions or discounts. The Note was paid and the

Warrant cancelled in August, 1999. The Note and Warrant were issued in reliance on the exemption from registration provided by Section 4(2) and Section 4(6) of the Securities Act.

         On August 25, 1999, the Company issued a $7,100,000 9% Subordinated Convertible Debenture ("Debenture") and a Warrant to Purchase Common Stock ("Warrant") to JEM Venture EBIZ, LLC, an affiliate of J.E. Matthew, LLC. The total consideration received was $7,100,000 with no commissions or discount. The Debenture is convertible into a minimum of 947,260 shares of Ebiz's common stock. The Warrant is exercisable for the purchase of 245,000 shares of Ebiz's common stock - 60,000 at $7.4723 per share, 60,000 at $8.6219 per share and 125,000 at $6.3227 per share. The Warrant may be exercised in whole or in part from time to time prior to August 22, 2004. The Debenture and Warrant were issued in reliance upon the exemption from registration of the securities provided under Section 4(2) and Section 4(6) of the Securities Act and Rule 506 of Regulation D as promulgated under the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES


         2.1(1)            Asset Exchange Agreement by and among Genras, Jeffrey I. Rassas, Vinculum and Aztore Holdings,
                           dated as of March 18, 1998.

         3.1(1)            Articles of Incorporation of Ebiz

         3.2(1)            Certificate of Amendment to Articles of Incorporation of Ebiz

         3.3(1)            Second Certificate of Amendment to the Articles of Incorporation of Ebiz

         3.4(1)            Certificate of Designation / Resolution of Designation - Series A  10% convertible Preferred Stock

         3.5(1)            Bylaws of Ebiz

         4.1(1)            Specimen common stock certificate

         5.1(3)            Opinion of Lewis and Roca LLP

         10.1(1)           Office Building Lease, dated April 16, 1999, between Ebiz and Van Wagner
                           Properties

         10.2(1)           Ebiz 1998 Equity Incentive Plan, Effective December 23, 1998

         10.3(1)           Securities Purchase Agreement dated as of August 25, 1999, by and between
                           JEM Ventures Ebiz, LLC ("JEM") and Ebiz.

         10.4(1)           Subordinated Convertible Debenture, dated August 25, 1999, in the amount of
                           $7,100,000, made by Ebiz in favor of JEM

         10.5(1)           Warrant to Purchase Common Stock, dated August 25, 1999, issued by Ebiz to JEM, for 245,000 shares

         10.6(1)           Registration Rights Agreement, dated as of August 25, 1999, by and between Ebiz and JEM, LLC

         10.7(2)           OEM Agreement between Corel Corporation and Ebiz, dated September 13, 1999

         11.1(1)           Statement re: computation of per share earnings

         21.1(1)           Subsidiaries

         23.1              Consent from Arthur Andersen LLP

         23.2(3)           Consent of Lewis and Roca LLP included in Exhibit 5.1

         27.1(3)           Financial Data Schedule


(1) Incorporated by reference from Ebiz's Form 10-SB as filed with the Securities and Exchange Commission on October 19, 1999.

(2) Incorporated by reference from Ebiz's Form 10-SB/A (Amendment No. 2) as filed with the Securities and Exchange Commission on November 30, 1999.

(3)      Previously filed with this registration statement.

ITEM 28.  UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the small business issuer will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     2. The undersigned small business issuer will: (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form or prospectus filed by the small business issuer under Rule 424(b)(1), or (4) 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective and
(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     3. The undersigned small business issuer will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

                           Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, County of Maricopa, Arizona, on February 1, 2000.



                                                  Ebiz Enterprises, Inc.


                                                  By  /s/ Jeffrey I. Rassas
                                                      -----------------------
                                                      Jeffrey I. Rassas
                                                      Chief Executive Officer




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey I. Rassas and Stephen C. Herman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and capacities, to sign any or all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Dated: February 1, 2000                         /s/ Jeffrey I. Rassas
                                                ---------------------------
                                                Jeffrey I. Rassas, Director



Dated: February 1, 2000                         /s/ Stephen C. Herman
                                                ---------------------------
                                                Stephen C. Herman, Director

                               Index to Exhibits

         2.1(1)            Asset Exchange Agreement by and among Genras, Jeffrey I. Rassas, Viaculum and Aztore Holdings,
                           dated as of March 18, 1998.

         3.1(1)            Articles of Incorporation of Ebiz

         3.2(1)            Certificate of Amendment to Articles of Incorporation of Ebiz

         3.3(1)            Second Certificate of Amendment to the Articles of Incorporation of Ebiz

         3.4(1)            Certificate of Designation / Resolution of Designation - Series A  10% convertible Preferred Stock

         3.5(1)            Bylaws of Ebiz

         4.1(1)            Specimen common stock certificate

         5.1(3)            Opinion of Lewis and Roca LLP

         10.1(1)           Office Building Lease, dated April 16, 1999, between Ebiz and Van Wagner
                           Properties

         10.2(1)           Ebiz 1998 Equity Incentive Plan, Effective December 23, 1998

         10.3(1)           Securities Purchase Agreement dated as of August 25, 1999, by and between
                           JEM Ventures Ebiz, LLC ("JEM") and Ebiz.

         10.4(1)           Subordinated Convertible Debenture, dated August 25, 1999, in the amount of
                           $7,100,000, made by Ebiz in favor of JEM

         10.5(1)           Warrant to Purchase Common Stock, dated August 25, 1999, issued by Ebiz to JEM, for 245,000 shares

         10.6(1)           Registration Rights Agreement, dated as of August 25, 1999, by and between Ebiz and JEM, LLC

         10.7(2)           OEM Agreement between Corel Corporation and Ebiz, dated September 13, 1999

         11.1(1)           Statement re: computation of per share earnings

         21.1(1)           Subsidiaries

         23.1              Consent from Arthur Andersen LLP

         23.2(3)           Consent of Lewis and Roca LLP included in Exhibit 5.1

         27.1(3)           Financial Data Schedule

(1) Incorporated by reference from Ebiz's Form 10-SB as filed with the Securities and Exchange Commission on October 19, 1999.

(2) Incorporated by reference from Ebiz's Form 10-SB/A (Amendment No. 2) as filed with the Securities and Exchange Commission on November 30, 1999.

(3)      Previously filed with this registration statement.